UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ALBEMARLE CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Albemarle Corporation will be held at the Pavilion at the Company’s principal executive offices, 330 South Fourth Street, Richmond, Virginia, on Wednesday, April 11, 2007, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

1.	To elect a Board of Directors to serve for the ensuing year;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To conduct any other business properly raised at the meeting or any adjournments or postponements thereof.

Holders of shares of Albemarle Corporation common stock of record at the close of business on February 1, 2007, will be entitled to vote at the meeting.

You are requested to vote your shares promptly by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided, or by telephone or over the Internet, regardless of whether you expect to attend the meeting.

If you are present at the meeting, you may vote in person even if you already have voted your proxy by mail, by telephone or over the Internet.

Seating at the meeting will be on a first-come, first-served basis. To ensure that you have a seat, please arrive early. Refreshments will be served prior to the start of the meeting.

By Order of the Board of Directors

Luther C. Kissam, IV, Secretary

March 2, 2007

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

ALBEMARLE CORPORATION

TO BE HELD APRIL 11, 2007

APPROXIMATE DATE OF MAILING – MARCH 12, 2007

QUESTIONS AND ANSWERS FOR ANNUAL MEETING

Q:	Who is eligible to vote?

A:	You may vote if you owned shares of the Company’s common stock on February 1, 2007, the date established by the Board of Directors under Virginia law for determining shareholders entitled to notice of and to vote at the meeting. On the record date, there were outstanding 95,098,254 shares of the Company’s common stock. Each share of the Company’s common stock is entitled to one vote.

Q:	Who is asking for my vote and why are you sending me this document?

A:	The Board of Directors asks that you vote on the matters listed in the Notice of Annual Meeting, which are more fully described in this proxy statement.

The Company is providing this proxy statement and related proxy card to shareholders of the Company in connection with the solicitation by the Board of Directors of proxies to be voted at the meeting. A proxy, if duly executed and not revoked, will be voted and, if it contains any specific instructions, will be voted in accordance with those instructions.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document also is called a proxy or a proxy card. Seymour S. Preston III and William M. Gottwald have been designated as proxies or proxy holders for the 2007 annual meeting.

Q:	What will I be voting on at the meeting?

A:	You will be voting on the following matters:

•	Election of 11 directors.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

•	Any other business properly raised at the meeting or any adjournments or postponements of thereof.

Q:	What vote is needed to elect directors?

A:	The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of the Company’s common stock voted in the election of directors.

Q:	What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP?

A:	The ratification of the appointment of PricewaterhouseCoopers LLP requires that the votes cast in favor of the ratification exceed the number of votes cast opposing the ratification.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board of Directors recommends that shareholders vote “FOR” all of the nominees for director and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP.

Q:	How do I vote?

A:	You may vote

•	by attending the meeting and voting in person,

•	by completing, signing, dating and returning the enclosed proxy card in the self-addressed, stamped envelope provided or

•	by telephone or over the Internet by following the instructions provided on the enclosed proxy card.

•	Even if you plan to attend the meeting, the Company encourages you to vote your shares by proxy.

Q:	Can I change or revoke my vote?

A:	Any shareholder giving a proxy may change or revoke it at any time before it is voted at the meeting. A proxy can be changed or revoked by

•	delivering a later dated proxy, or written notice of revocation, to the Secretary of the Company at the address listed under “Shareholder Proposals” on page 36 or

•	appearing at the meeting and voting in person.

If you voted by telephone or over the Internet, you can also revoke your vote by any of these methods or you can change your vote by voting again by telephone or over the Internet. If you decide to vote by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet. Your attendance at the meeting will not itself revoke a proxy.

Q:	What if I do not specify a choice for a matter when returning a proxy?

A:	Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all nominees for director and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP and according to the discretion of the proxy holders on any other business proposal properly raised at the meeting.

Q:	Will my shares be voted if I do not provide my proxy?

A:	It will depend on how your ownership of shares of the Company’s common stock is registered. If you own your shares as a registered holder, which means that your shares of Company common stock are registered in your name with National City Bank, the Company’s transfer agent, your shares will only be voted if National City Bank receives specific voting instructions from you. Otherwise, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement, which is explained under “What constitutes a quorum for the meeting?” below.

If you are a shareholder of the Company whose stock is held in street name with a brokerage firm, your broker may or may not vote your shares in its discretion if you have not provided voting instructions to the broker. Whether the broker may vote your shares depends on the proposals before the meeting. Under the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares in its discretion on “routine matters.” Based on the rules of the NYSE, we believe that the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm are routine matters for which brokerage firms may vote on behalf of their clients if no voting instructions are provided.

The rules of the NYSE, however, do not permit your broker to vote your shares on proposals that are not considered “routine.” When a proposal is not a routine matter and your broker has not received your voting instructions with respect to that proposal, your broker cannot vote your shares on that proposal. This is called a “broker non-vote.”

Q:	Are abstentions and broker non-votes counted?

A:	Abstentions and broker non-votes and, with respect to the election of directors, withheld votes will not be included in the vote totals for the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP and will not affect the outcome of the vote for these proposals.

Q:	What constitutes a quorum for the meeting?

A:	In order for the meeting to be conducted, a majority of the outstanding shares of Company common stock as of the record date must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Shares held of record by a broker that are not voted on any matter will not be included in determining whether a quorum is present.

Q:	Where can I find the results of the annual meeting?

A:	The Company intends to announce preliminary voting results at the annual meeting and publish final results in the Company’s Quarterly Report on Form 10-Q for the first quarter of 2007.

Q:	Where can I find the Company’s corporate governance materials?

A:	The Company’s Corporate Governance Guidelines, including the Company’s independence standards for members of the Board of Directors, Code of Conduct and the charters of the Audit, Executive Compensation, and Corporate Governance and Social Responsibility Committees are available on the Company’s Internet website at http://www.albemarle.com/Investor_information/Corporate_information/Corporate_governance/, and are available in print to any shareholder upon request by contacting the Company’s investor relations department as described in “—How can I obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006?” below.

Q:	How do I communicate with the Board of Directors

A:	Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board of Directors or a specified individual member of the Board of Directors in writing by mail at Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chairman of the Corporate Governance and Social Responsibility Committee or by electronic mail at governance@albemarle.com. The Chairman of the Corporate Governance and Social Responsibility Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chairman of the Corporate Governance and Social Responsibility Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (1) the full Board, (2) one or more committee members, (3) one or more Board members and/or (4) other individuals or entities.

Q:	Who pays for the solicitation of proxies?

A:	The Company will pay for the cost of the solicitation of proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone by employees of the Company. The Altman Group, Inc. (“Altman”) has been engaged to assist in the solicitation of proxies from brokers, nominees, fiduciaries and other custodians. The Company will pay Altman approximately $5,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters and will indemnify Altman against any losses arising out of Altman’s proxy soliciting services on behalf of the Company.

Q:	How can I obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006?

A:	A copy of the Company’s Annual Report on Form 10-K is enclosed.

The Company will provide without charge to each person to whom this proxy statement has been delivered, on the request of any such person, additional copies of the Company’s Annual Report on Form 10-K, including the financial statements and financial statement schedules. Requests should be directed to the Company’s investor relations department as described below:

Albemarle Corporation

330 South Fourth Street

Richmond, Virginia 23219

Attention: Investor Relations

Telephone: (804) 788-6107

You can also obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 free of charge through the Company’s Internet website at http://www.albemarle.com. The Company makes available free of charge through its Internet website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as well as reports on Forms 3, 4 and 5 filed pursuant to Section 16 of the Exchange Act, as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission. The information on the Company’s Internet website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the Securities and Exchange Commission.

Note on Stock Split

All prior period common stock and applicable share and per share amounts in this proxy have been retroactively adjusted to reflect a two-for-one stock split of the Company’s common stock effective March 1, 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Corporate Governance and Social Responsibility Committee has recommended to the Board of Directors, and the Board of Directors has approved, the persons named below as nominees for election to the Board of Directors. Each of the nominees presently serves as a director. Proxies will be voted for the election of the persons named below (or if for any reason unavailable, of such substitutes as the Board of Directors may designate) as directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Set forth below is certain information about the nominees for election to the Board of Directors as of March 1, 2007.

Mark C.	Rohr; age 55; director since 2001; President and Chief Executive Officer since October 1, 2002, having previously served as President and Chief Operating Officer of the Company from January 1, 2000 through September 30, 2002, and Executive Vice President of the Company from March 22, 1999 through December 31, 1999, and Senior Vice President, Specialty Chemicals, of Occidental Chemical Corporation (chemical manufacturer with interests in basic chemicals, vinyls, petrochemicals and specialty products and a subsidiary of Occidental Petroleum Corporation) prior thereto.

J. Alfred	Broaddus, Jr.; age 67; director since 2004; retired, having previously served as President of the Federal Reserve Bank of Richmond until July 31, 2004. Other directorships: Markel Corporation (markets and underwrites specialty insurance products and programs for a variety of niche markets), Owens & Minor, Inc. (distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company) and T. Rowe Price Group, Inc. (global investment management firm).

John D.	Gottwald; age 52; director since 1994; President and Chief Executive Officer of Tredegar Corporation since March 1, 2006, having previously served as Chairman of the Board of Tredegar Corporation from September 11, 2001 through February 28, 2006 and as President and Chief Executive Officer of Tredegar Corporation prior thereto. Other directorship: Tredegar Corporation (global manufacturer of plastic films and aluminum extrusions).

William M.	Gottwald; age 59; director since 1999; Chairman of the Board of Directors of the Company since March 28, 2001, having previously served as Vice President, Corporate Strategy, of the Company. Other directorship: Tredegar Corporation.

R. William	Ide III; age 66; director since December 16, 2005; Partner of McKenna Long & Aldridge LLP (law firm). Other directorships: AFC Enterprises, Inc. (the franchisor and operator of Popeyes® Chicken & Biscuits).

Richard L.	Morrill; age 67; director since 2002; Chancellor of the University of Richmond since July 1, 1998, having previously served as Distinguished University Professor of Ethics and Democratic Values from July 1, 1998 until June 1, 2004, and as President of the University of Richmond. Other directorship: Tredegar Corporation (Chairman of the Board).

Seymour S.	Preston III; age 73; director since 1996; President of The Millrace Group (consulting services), having previously served as Chairman of the Board and Chief Executive Officer of AAC Engineered Systems, Inc. (manufacturer of centrifugal deburring and finishing machinery) from December 1994 through August 2003. Other directorship: Tufco Technologies Inc. (provider of contract manufacturing and business imaging services).

John Sherman,	Jr.; age 61; director since 2003; retired, having previously served as Vice Chairman of Scott & Stringfellow, Inc. (regional brokerage) from September 1, 2002 through December 31, 2005 and as President and Chief Executive Officer of Scott & Stringfellow prior thereto.

Charles E.	Stewart; age 71; director since 1997; consultant, having previously served as Executive Vice President of Occidental Chemical Corporation.

Harriet Tee	Taggart, age 58; director since February 7, 2007; consultant, having previously served until December 2006 as a Partner of Wellington Management LLC (investment management firm). Ms. Taggart was global sector equity portfolio manager and global industry analyst for the chemicals and related industries at Wellington Management. Other directorship: The Lubrizol Corporation (a specialty chemical company).

Anne Marie	Whittemore; age 60; director since 1996; Partner of McGuireWoods LLP (law firm). Other directorships: Owens & Minor, Inc. and T. Rowe Price Group, Inc.

Floyd D. Gottwald, Jr., our Vice Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors, will retire from the Board of Directors upon the expiration of his current term at the 2007 annual meeting and he is therefore not being nominated for re-election. Floyd D. Gottwald, Jr. will become Director Emeritus and Chairman Emeritus, effective as of April 11, 2007. As Director Emeritus and Chairman Emeritus, Floyd D. Gottwald, Jr. may attend Board of Directors meetings but may not vote at Board of Directors meetings. Floyd D. Gottwald, Jr. will not receive any compensation for service as Director Emeritus and Chairman Emeritus.

The Board of Directors recommends that shareholders vote “FOR” all of the nominees listed above.

Board of Directors

The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on the Company’s website at http://www.albemarle.com/Investor_information/Corporate_information/Corporate_governance/

Independence of Directors

The Board of Directors has determined that Broaddus, Ide, Morrill, Preston, Sherman, Stewart, Taggart and Whittemore are “independent” directors within the listing standards of the NYSE and the independence standards of the Company’s Corporate Governance Guidelines, which are set forth below.

As set forth in the Company’s Corporate Governance Guidelines, in order for a director to be considered “independent” by the Board of Directors, he or she must (1) be free of any relationship that, applying the rules of the NYSE, would preclude a finding of independence and (2) not have any material relationship (either directly or as a partner, shareholder or officer of an organization) with the Company or any of its affiliates or any executive officer of the Company or any of its affiliates. In evaluating the materiality of any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the director is “independent.”

Board Meetings

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval, and may hold special meetings between scheduled meetings when appropriate. During 2006, the Board of Directors held eight meetings. During 2006, each of the directors attended at least 92% of the aggregate of (1) the total number of meetings of all committees of the Board of Directors on which the director then served and (2) the total number of meetings of the Board of Directors.

Meetings of Non-Management Directors; Presiding Director

Executive sessions of the independent members of the Board of Directors and executive sessions of the non-management members of the Board of Directors were held regularly in conjunction with scheduled Board meetings in 2006. The Chairman of the Corporate Governance and Social Responsibility Committee presides at the executive session of the non-management directors, as provided in the Company’s Corporate Governance Guidelines. Shareholders and other interested persons may contact the Chairman of the Corporate Governance and Social Responsibility Committee or the non-management members of the Board of Directors as a group through the method described in “Questions and Answers — How do I communicate with the Board of Directors?” on page 3.

Attendance at Annual Meeting

As set forth in the Company’s Corporate Governance Guidelines, the Company expects all directors to attend the annual meeting of shareholders each year. All directors attended last year’s annual meeting of shareholders.

Director Continuing Education

The Company encourages directors to attend director continuing education programs. Typically, director education programs focus on issues and current trends affecting directors of publicly-held companies. The Company reimburses its directors for tuition and expenses associated with attending these programs. In 2006, three of the directors attended director continuing education programs accredited by Institutional Shareholders Services.

Committees of the Board of Directors

The Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Audit Committee

Sherman (Chairman), Broaddus, Ide and Preston currently serve on the Company’s Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, which is attached as Annex A to this proxy statement and is available on the Company’s Internet website. See “Questions and Answers — Where can I find the Company’s corporate governance materials?” on page 3. During 2006, the Audit Committee met on 17 occasions. The Board of Directors has determined that the members of the Audit Committee are “independent” within the meaning of the enhanced independence standards for audit committee members in the Exchange Act and the rules thereunder, as incorporated into the listing standards of the NYSE, and the independence standards of the Company’s Corporate Governance Guidelines. The Board of Directors has further determined that each of the members of the Audit Committee is financially literate and that, as required by the NYSE listing standards, at least one member of the Committee has accounting or related financial management expertise, as such terms are interpreted by the Board in its business judgment. The Board of Directors has also determined that each of Sherman and Preston is an “audit committee financial expert,” as that term is defined in the rules promulgated by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002. For a description of the Audit Committee’s function, see the Audit Committee Report beginning on page 34.

Executive Compensation Committee

Morrill (Chairman), Preston and Whittemore currently serve on the Company’s Executive Compensation Committee. The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers — Where can I find the Company’s corporate governance materials?” on page 3. The Board of Directors has determined that all of the members of the Executive Compensation Committee are (i) “independent” within the meaning of the listing standards of the NYSE and the independence standards of the Company’s Corporate Governance Guidelines, (ii) “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and (iii) “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). The Executive Compensation Committee’s primary role is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of our executive officers and other key employees, including the named executive officers listed in this proxy statement. The Executive Compensation Committee has the overall responsibility of evaluating the performance of and determining the compensation of the chief executive officer and approving the compensation structure for senior management and other key employees. In performing these duties during 2006, the Executive Compensation Committee met on eight occasions. The Executive Compensation Committee also approves bonus awards, certain consultant agreements and initial compensation packages of new executive-level personnel and may grant stock options, stock appreciation rights (“SARs”), performance units, restricted stock and cash incentive awards under our 2003 Incentive Plan (the “2003 Incentive Plan”). The Executive Compensation Committee reviews the performance and compensation of the chief executive officer with input from both the full Board and the chief executive officer’s self evaluation. The Executive Compensation Committee approves the compensation of the other named executive officers, following discussions with each of them and based upon the evaluation and recommendation of the chief executive officer for those executives who are his direct reports. Where it deems appropriate, the Executive Compensation Committee retains an outside independent compensation consultant, Mercer Human Resources Consulting (Mercer Consulting), to provide competitive information concerning compensation and to assist in designing compensation plans. The Executive Compensation Committee periodically meets individually with members of senior management in order to assess progress toward meeting long-term objectives approved by the Board of Directors. The Executive Compensation Committee reports regularly to the Board of Directors on matters relating to the Executive Compensation

Committee’s responsibilities. In addition, the Executive Compensation Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties. For additional information with respect to the Executive Compensation Committee, please see “Compensation Discussion and Analysis” beginning on page 15.

Executive Compensation Committee Interlocks and Insider Participation

No member of the Executive Compensation Committee was at any time an officer or employee of the Company, or is related to any other member of the Executive Compensation Committee, any other member of the Board of Directors or any executive officer of the Company.

Corporate Governance and Social Responsibility Committee

Stewart (Chairman), Ide, Morrill and Whittemore currently serve on the Company’s Corporate Governance and Social Responsibility Committee. The Corporate Governance and Social Responsibility Committee, operates under a written charter adopted by the Board of Directors, which is available on the Company’s Internet website. See “Questions and Answers — Where can I find the Company’s corporate governance materials?” on page 3. The Board of Directors has determined that all of the members of the Corporate Governance and Social Responsibility Committee are “independent” within the meaning of the listing standards of the NYSE and the independence standards of the Company’s Corporate Governance Guidelines. During 2006, the Corporate Governance and Social Responsibility Committee met on five occasions. The primary purposes and responsibilities of the Corporate Governance and Social Responsibility Committee are (1) to identify individuals qualified to become directors, consistent with the criteria approved by the Board of Directors and set forth in the Corporate Governance Guidelines, (2) to recommend to the Board of Directors the selection of nominees for election to the Board of Directors, (3) to recommend to the Board of Directors the individual directors to serve on the committees of the Board of Directors, (4) to recommend to the Board of Directors corporate governance guidelines and oversee related governance matters and (5) to advise the Board of Directors on matters that impact corporate social responsibility, advocacy and the Company’s reputation. The Corporate Governance and Social Responsibility Committee also administers the 2006 Stock Compensation Plan for Non-Employee Directors of the Company.

Director Candidate Recommendations and Nominations by Shareholders. The Corporate Governance and Social Responsibility Committee’s charter provides that the Corporate Governance and Social Responsibility Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Corporate Governance and Social Responsibility Committee through the method described in “Questions and Answers — How do I communicate with the Board of Directors?” on page 3. In addition, in accordance with the Company’s bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors if such shareholder complies with the procedures set forth in the bylaws and summarized in “Shareholder Proposals” on pages 36-37.

Corporate Governance and Social Responsibility Committee Process for Identifying and Evaluating Director Candidates. The Corporate Governance and Social Responsibility Committee identifies and evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines. The Corporate Governance and Social Responsibility Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the background and expertise of individual Board members as well as the background and expertise of the Board as a whole. In addition, the Corporate Governance and Social Responsibility Committee will evaluate a candidate’s independence and his or her background and expertise in the context of the Board’s needs. There are no differences in the manner in which the Corporate Governance and Social Responsibility Committee evaluates director candidates based on whether the candidate is recommended by a shareholder.

Sources for New Nominees. Ms. Taggart was nominated for election by the Corporate Governance and Social Responsibility Committee based upon such Committee’s evaluation of Ms. Taggart’s qualifications and the recommendation of certain directors. The Company did not utilize any third party search firms to assist in identifying potential director candidates during 2006. The Corporate Governance and Social Responsibility Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Compensation of Directors

In 2006, non-employee directors were paid $15,800 per quarter ($63,200 per year) and received 200 shares per quarter (beginning in July 2006) of Company common stock in accordance with the 2006 Stock Compensation Plan for Non-Employee Directors of the Company for service as a director. In addition, non-employee directors received an additional amount based on their committee service: Audit Committee members received $2,250 per quarter ($9,000 per year) and the Chairman of the Audit Committee received an additional $2,250 per quarter ($9,000 per year); Executive Compensation Committee members received $1,750 per quarter ($7,000 per year) and the Chairman of the Executive Compensation Committee received an additional $1,125 per quarter ($4,500 per year); and Corporate Governance and Social Responsibility members received $1,250 per quarter ($5,000 per year) and the Chairman of the Corporate Governance and Social Responsibility Committee received an additional $750 per quarter ($3,000 per year). In addition, we reimbursed each of our non-employee directors for reasonable travel expenses incurred in connection with attending Board and Board Committee meetings. Employee members of the Board of Directors were not paid separately for service on the Board. In addition, the Company matches up to $2,500 for director charitable giving.

The following table presents information relating to total compensation of the Directors for the fiscal years ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards(2)	Total
J. Alfred Broaddus, Jr.	$72,200	$10,125	$82,325
Floyd D. Gottwald, Jr.(1)	42,133	10,125	52,258
John D. Gottwald	63,200	10,125	73,325
R. William Ide III	77,200	10,125	87,325
Richard L. Morrill	79,700	10,125	89,825
Seymour S. Preston III	79,200	10,125	89,325
John Sherman, Jr.	81,200	10,125	91,325
Charles E. Stewart	71,200	10,125	81,325
Anne Marie Whittemore	75,200	10,125	85,325
[1] Floyd D. Gottwald, Jr. retired as an employee effective April 30, 2006. He served as a non-employee director from May 1, 2006 through December 31, 2006.

[2]   Each non-employee director received 200 shares of Company common stock in accordance with the 2006 Stock Compensation Plan for Non-Employee Directors of the Company for service as a director in July and October 2006.

Ms. Taggart was elected to the Board of Directors in 2007 and therefore did not receive any compensation in 2006.

Stock Ownership Requirements

Under the Company’s policy for stock ownership by its non-employee directors, all non-employee directors are to achieve ownership of Company common stock equal to the lesser of 5,000 shares, or $150,000 value, after five years of service as a director. Currently, all of the Company’s non-employee directors with at least five years of service satisfy these stock ownership requirements for non-employee directors.

2006 Stock Compensation Plan for Non-Employee Directors of the Company

On April 19, 2006, the shareholders of the Company approved the 2006 Stock Compensation Plan for Non-Employee Directors of Albemarle Corporation (the “2006 Plan”). The 2006 Plan provides for the grant of shares of Company common stock to each non-employee who is a director of the Company on the effective date of the Non-Employee Director Stock Plan or who thereafter becomes a director of the Company (each, a “participant”). On the first business days of January, April, July and October of each calendar year, the Company will grant to each participant 200 shares (or such other amount as the Board of Directors may determine from time to time) of Company common stock. The Board of Directors has the authority to increase the amount of shares of the Company’s common stock issued to each participant during the calendar year, but in no event shall more than 2,000 shares of Company common stock be issued to a participant during any calendar year. In the event of a change in capital, shares of capital stock, or any special distribution to the shareholders of the Company, the Board of Directors will make equitable adjustments in the number of shares of Company common stock that have been, or thereafter may be, granted to participants. The maximum aggregate number of shares of Company common stock that may be issued under the 2006 Plan is 150,000 shares.

The Board of Directors may amend, suspend or terminate the 2006 Plan, but no such amendment shall (1) increase the number of shares of Company common stock that may be granted to any participant (except as described above) or (2) increase the total number of shares of Company common stock that may be granted under the 2006 Plan; provided, however, that the 2006 Plan may not be amended more than once every six months other than to comply with changes in the Internal Revenue Code of 1986, as amended (the “Code”), or any rules or regulations promulgated thereunder. Any amendment of the 2006 Plan must comply with the rules of the NYSE.

The Company’s Corporate Governance and Social Responsibility Committee administers the 2006 Plan. The Corporate Governance and Social Responsibility Committee interprets all provisions of the 2006 Plan, establishes administrative regulations to further the purpose of the 2006 Plan and takes any other action necessary for the proper operation of the 2006 Plan. All decisions and acts of the Corporate Governance and Social Responsibility Committee shall be final and binding.

Retirement Compensation

Any director who became a member of the Board of Directors on or before October 27, 1999 and retires from the Board after age 60 with at least five years’ service on the Board of Directors will receive, commencing with retirement from the Board of Directors, $12,000 per year for life, payable in quarterly installments. The following current directors will be eligible for this benefit upon their retirement after age 60: Stewart, Preston, Whittemore, John D. Gottwald, William M. Gottwald and Floyd D. Gottwald, Jr. The payment period limitation on this benefit may be waived in certain circumstances. In addition, such retirement payments to former directors may not commence and may be discontinued under certain circumstances. Retirement benefits are not available to any director who became a member of the Board of Directors after October 27, 1999.

Deferred Compensation

Non-employee directors may defer, in 10% increments, all or part of their retainer fee and/or meeting fees into either a deferred cash account or a deferred stock account (the “Deferred Compensation Plan”), or a percentage of the fees into each of the accounts, in 10% increments, both of which are unfunded and maintained for record-keeping purposes only. Distributions under the Deferred Compensation Plan will be paid in a single sum unless the participant specifies installment payments over a period up to 10 years. Deferred cash account amounts are paid in the form of cash and deferred stock account amounts are paid in whole shares of stock. Unless otherwise elected by the participant, distributions will begin on February 15 following the earlier of the participant’s attainment of age 65 or ceasing to be a director. The maximum aggregate number of shares of Company common stock that may be issued under the Deferred Compensation Plan is 200,000 shares. Preston and Sherman have elected to defer all or a part of their retainer fees and/or meeting fees into the deferred cash account and, as of December 31, 2006, had accumulated $196,339 and $42,932, respectively. Broaddus, Ide, Morrill and Sherman have elected to defer all or a part of their retainer fees and/or meeting fees into the deferred stock account and, as of December 31, 2006, had accumulated 3,469, 3,398, 4,383 and 3,987 phantom shares, respectively, representing an equivalent number of shares of Company common stock, under the Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a related person transaction policy that governs the review, approval or ratification of covered related person transactions. The Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or the transaction is approved by the disinterested members of the Board of Directors; or the transaction involves compensation approved by our Compensation Committee.

In the event our management determines to recommend a related person transaction to the Audit Committee, such transaction must be presented to the Audit Committee for approval. After review, the Audit Committee will approve or disapprove such transaction and at each subsequently scheduled Audit Committee meeting, our management will update the Audit Committee as to any material change to the proposed related person transaction. In those instances in which our general counsel, in consultation with our chief executive officer or the chief financial officer, determines that it is not practicable or desirable for us to wait until the Audit Committee meeting, the Chair of the Audit Committee has delegated authority to act on behalf of the Audit Committee. The Audit Committee (or the Chair) approves only those related person transactions that it determines in good faith to be in the best interests of the Company and its shareholders. To the extent that the Board of Directors has approved a standing resolution with respect to the repurchase of outstanding shares of the Company’s common stock, the Audit Committee has pre-approved the repurchase of shares of the Company’s common stock from related persons, provided that the compliance officer determines that such repurchase is in compliance with such standing resolution and the terms offered to the related persons are no less favorable to the Company than those that could be obtained in arm’s length dealings with an unrelated third party.

For purposes of this policy, “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person had, has or will have a direct or indirect material interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related person” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

William M. Gottwald, a director and Chairman of the Board of the Company, and John D. Gottwald, a director of the Company, are sons of Floyd D. Gottwald, Jr., a director and Vice Chairman of the Board of Directors and Chairman of the Executive Committee of the Company. The members of the family of Floyd D. Gottwald, Jr. may be deemed to be control persons of the Company.

On January 30, 2006, the Company entered into a Stock Purchase Agreement, dated as of January 30, 2006, with each of Floyd D. Gottwald, Jr. and John D. Gottwald, pursuant to which the Company agreed to purchase an aggregate of 240,000 shares of our common stock from Floyd D. Gottwald, Jr. and an aggregate of 171,310 shares of Company common stock from John D. Gottwald at a price of $21.83 per share. On December 4, 2006, the Company entered into a Stock Purchase Agreement, dated as of December 4, 2006, with John D. Gottwald, pursuant to which we agreed to purchase an aggregate of 97,336 shares of the Company’s common stock from John D. Gottwald, at a price of $0.015 less than the average closing price of a share of the Company’s common stock, as determined by our chief financial officer based on trade data provided by the NYSE (as reported in the Wall Street Journal), for December 4 through December 6, 2006 (inclusive). These shares were purchased on December 6, 2006, at a purchase price of $35.81 per share.

SECTION 16(a)

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the forms required by Section 16(a) of the Exchange Act that have been received by the Company, the Company believes there has been compliance with all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% of Company common stock.

STOCK OWNERSHIP

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Company, was the beneficial owner, as of December 31, 2006, of more than 5% of the outstanding voting shares of the Company.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class
Common Stock	Floyd D. Gottwald, Jr., William M. Gottwald, John D. Gottwald and James T. Gottwald 330 South Fourth Street Richmond, Virginia 23219	15,852,372	(1)(2)(3)	16.67%

	JPMorgan Chase & Co. 270 Park Avenue New York, New York 10017	6,456,670	(4)	6.81	%(4)

[1]

As of December 31, 2006, Floyd D. Gottwald, Jr. and his adult sons, William M. Gottwald, John D. Gottwald and James T. Gottwald, had sole voting and investment power over all of the shares disclosed, except 4,750,308 shares held by their respective wives, children and in certain trust relationships as to which they disclaim beneficial ownership. As of December 31, 2006, Floyd D. Gottwald, Jr. beneficially owned 1,822,584 shares (1.92%) of Company common stock, and William M. Gottwald, John D. Gottwald and James T. Gottwald beneficially owned 5,992,245 shares (6.30%), 4,495,364 shares (4.74%) and 4,145,191 shares (4.37%), respectively, of Company common stock. The overlap in beneficial ownership caused by certain shared trust relationships has been eliminated in calculating the 15,852,372 shares listed above. This overlap, however, has not been eliminated in calculating the amount and percentage of outstanding voting shares of the Company beneficially owned by each of William M. Gottwald, John D. Gottwald and James T. Gottwald. Floyd D. Gottwald, Jr. and his adult sons have no agreement with respect to the acquisition, retention, disposition or voting of Company common stock.

[2]

This amount includes any shares held by Merrill Lynch Trust Company (“Merrill Lynch”), as Trustee under the Company’s savings plan (the “Albemarle Savings Plan”) for the benefit of William M. Gottwald. This amount does not include shares held by the Trustee of the Albemarle Savings Plan for the benefit of other employees. Floyd D. Gottwald, Jr. is not eligible to participate in the Albemarle Savings Plan. Shares held under the Albemarle Savings Plan are voted by the Trustee in accordance with instructions solicited from employees participating in the Albemarle Savings Plan. If a participating employee does not give the Trustee voting instructions, his or her shares generally are voted by the Trustee in accordance with the Board of Directors’ recommendations to the shareholders. Because Floyd D. Gottwald, Jr., William M. Gottwald and John D. Gottwald are directors and/or executive officers and, together with James T. Gottwald, among the largest shareholders of the Company, they may be deemed to be control persons of the Company and to have the capacity to control any such recommendation of the Board of Directors.

[3]

This amount does not include any shares held by Frank Russell Trust Company, Tacoma, Washington, as Trustee under the Tredegar Corporation Retirement Savings Plan (the “Tredegar Savings Plan”). It also does not include shares held by Merrill Lynch, as Trustee under the savings plan of NewMarket Corporation (the “NewMarket Savings Plan”) for the benefit of employees of NewMarket Corporation. Shares held under the Tredegar Savings Plan and the NewMarket Savings Plan are voted by the Trustees in accordance with instructions solicited from each participating employee. With respect to shares of Company common stock, if a participating employee does not give the Trustees voting instructions, his or her shares generally are voted by the Trustees in accordance with the recommendations of the Company’s Board of Directors to its shareholders. Because Floyd D. Gottwald, Jr., William M. Gottwald and John D. Gottwald are directors and/or executive officers and, together with James T. Gottwald, among the largest shareholders of the Company, they may be deemed to have the capacity to control any such recommendation of the Board of Directors.

[4]	Based solely on the information contained in Amendment No. 2 to the Schedule 13G filed by JPMorgan Chase & Co. with the Securities and Exchange Commission on February 2, 2007.

Directors and Executive Officers

The following table sets forth as of December 31, 2006, the beneficial ownership of Company common stock by each director of the Company, executive officers named in the Summary Compensation Table on page 24, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power[1]		Number of Shares with Shared Voting and Investment Power		Total Number of Shares		Percent of Class*
J. Alfred Broaddus, Jr.	400		—		400	[2]	*
Richard J. Diemer, Jr.	40,246		10,000		50,246		*
Floyd D. Gottwald, Jr.	1,822,584		—		1,822,584	[3]	1.92%
John D. Gottwald	1,714,056		2,781,308	[4]	4,495,364		4.74%
William M. Gottwald	2,799,262		3,192,983	[5]	5,992,245		6.30%
R. William Ide III	6,100	[6]	—		6,100		*
Luther C. Kissam, IV	161,760		—		161,760		*
Richard L. Morrill	7,618		3,000		10,618	[7]	*
Seymour S. Preston III	32,062		—		32,062		*
Mark C. Rohr	946,298		—		946,298		*
John Sherman, Jr.	16,400		—		16,400	[8]	*
Charles E. Stewart	22,400		—		22,400		*
John M. Steitz	280,882		—		280,882		*
Anne Marie Whittemore	13,100		700	[9]	13,800		*
Directors and executive officers as a group (14 persons)[10]	7,863,168		5,987,991		13,851,159		12.96%

*	Except as indicated, each person owns less than 1% of Company common stock.
[1]

The amounts in this column include shares of Company common stock with respect to which certain persons had the right to acquire beneficial ownership within 60 days of December 31, 2006: William M. Gottwald: 270,000 shares; Rohr: 860,000 shares; Steitz: 246,000 shares; Kissam: 130,000 shares.

[2]

Broaddus has elected to defer all or a part of his retainer fees and/or meeting fees into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Company common stock. The phantom shares are not reflected in the table above. See “Compensation of Directors—Deferred Compensation” on page 10.

[3]	Floyd D. Gottwald Jr. has pledged 1,308,494 shares as collateral against a personal line of credit.
[4]

John D. Gottwald disclaims beneficial ownership of all 2,781,308 of such shares. The 2,781,308 shares include 1,000,000 shares of Company common stock that John D. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

[5]

William M. Gottwald disclaims beneficial ownership of all 3,192,983 of such shares. The 3,192,983 shares include 1,000,000 shares of Company common stock that William M. Gottwald may be deemed to own beneficially. Such shares constitute his interest as beneficiary of a trust of which he is a co-trustee.

[6]

Ide has elected to defer all or a part of his retainer fees and/or meeting fees into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Company common stock. The phantom shares are not reflected in the table above. See “Compensation of Directors—Deferred Compensation” on page 10.

[7]

Morrill has elected to defer all or a part of his retainer fees and/or meeting fees into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Company common stock. The phantom shares are not reflected in the table above. See “Compensation of Directors—Deferred Compensation” on page 10.

[8]

Sherman has elected to defer all or a part of his retainer fees and/or meeting fees into a deferred stock account under the Deferred Compensation Plan. The phantom shares held in the deferred stock account represent an equivalent number of shares of Company common stock. The phantom shares are not reflected in the table above. See “Compensation of Directors—Deferred Compensation” on page 10.

[9]	Whittemore disclaims beneficial ownership of all 700 of such shares.
[10]

John D. Gottwald and William M. Gottwald share voting and investment power for 30,024 shares of Company common stock. This overlap in beneficial ownership has been eliminated in calculating the number of shares and percentage of the class owned by the Company’s directors and executive officers as a group.

Stock Ownership Guidelines

The Company’s policy is that all non-employee directors own stock equal to the lesser of 5,000 shares of Company common stock or $150,000 in value after five years as service as a director. The Company also has stock ownership guidelines that require its named executive officers to maintain direct share ownership equal to 60% of the performance units grants made in 2004 and 2006. New officers after 2004 are required to maintain direct share ownership equal to 60% of the first two grants they receive after becoming an officer. For additional information with respect to the Company’s stock ownership guidelines, please see “Compensation Discussion and Analysis” beginning on page 15.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy. Albemarle’s guiding philosophy is to establish executive compensation policies that are linked to the creation of sustained shareholder value. The following objectives serve as the guiding principles for all compensation decisions:

•	provide a competitive total compensation opportunity that will enable us to attract, retain and motivate highly-qualified executives;

•

align compensation opportunities with shareholder interests by making the executive compensation program highly sensitive to our performance, which is defined in terms of long-term profitability and creating shareholder value; and

•	provide a strong emphasis on equity-based compensation and equity ownership, creating a direct link between shareholder and management interests.

We believe that the total compensation opportunity available to members of management should consist of base salary, annual cash incentives and long-term equity-based incentives and should be designed in the aggregate to be competitive with comparable companies, to reward effective execution of our strategies, to recognize improvement in financial performance year over year and to reward individual performance. As such, we carefully examine existing and new programs to ensure these guiding principles are satisfied. In particular, in making determinations of executive compensation, all components of total compensation, including retirement benefits and the costs of all perquisites received by the chief executive officer and each of the named executive officers are reviewed. We believe that shareholders’ interests are best served through alignment of the executive’s incentives with the long-term interests of the shareholders and assuring that total compensation opportunities are reasonable and not excessive. As detailed below, based on its review, the Executive Compensation Committee, referred to as the “Committee,” believes total compensation for our chief executive officer and each other named executive officer is reasonable and not excessive. Unless the context otherwise indicates, reference to “Albemarle,” “we,” “us,” “our” or “the Company” means Albemarle Corporation.

Mercer Human Resources Consulting. Mercer serves as the independent consultant to the Committee. The Committee selects, approves and evaluates Mercer’s work in relation to all executive compensation matters. The Committee meets with Mercer, without management present, to discuss our compensation programs and developments and best practices in executive compensation matters. Mercer also provides consulting advice to management outside the scope of executive compensation.

The Committee considers surveys prepared by Mercer to aid in the determination of competitive levels of compensation for each of our named executive officers. These surveys include companies that are larger and smaller than Albemarle and include companies in the chemical business, including some of the companies in the S&P 1500 Specialty Chemicals Index and the S&P 1500 Diversified Chemicals Index. The Committee also utilizes executive compensation information compiled from the latest proxy statements of other chemical companies with which we specifically compare ourselves. The chemical industry peer group includes: Chemtura Corporation, Cytec Industries Inc., Eastman Chemical Co., Ecolab Inc., Engelhard Corp., Ferro Corp., FMC Corp., W.R. Grace & Co., Hercules Inc., International Flavors & Fragrances., Lubrizol Corp., Olin Corp., Praxair Inc., Rohm and Haas Co. and Sigma-Aldrich Corp.

2003 Incentive Plan. In early 2003, our shareholders approved the 2003 Incentive Plan which defines the incentive arrangements for eligible participants and:

•

authorizes the granting of stock options, stock appreciation rights, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals recommended by management and approved by the Committee;

•	provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•	establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the 2003 Incentive Plan.

We believe strongly that equity-based awards are an integral part of total compensation for officers and certain key managers with significant responsibility for long-term results. Stock options, restricted stock grants and performance unit awards that are tied to corporate performance provide an effective means of delivering incentive compensation and also encourage stock ownership on the part of management.

In the past, we have utilized awards of non-qualified stock options to reward executives consistent with long-term share appreciation. Stock options also presented favorable accounting and tax treatment. We considered alternatives, and in 2004 we began granting our senior executives performance unit awards that vested over two years if performance targets were met. Each performance unit represents a share of common stock. We believe that the granting of performance units serves to reward growth in shareholder value based on operating results and recognizes the changing nature of executive compensation.

In 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. This change made it more desirable to grant performance unit awards to our named executive officers, which in turn allows us to limit the issuance of shares related to such awards, thereby reducing dilution. Albemarle intends to continue to utilize stock options as an incentive vehicle, particularly as part of employment arrangements with newly hired executives and where it deems appropriate to align executive and shareholder interests.

With the exception of significant promotions and new hires, generally equity awards are made at the first meeting of the Committee each year following the availability of the financial results for the prior year. The 2006 performance unit awards discussed below were made in February 2006. This timing was selected because it enables us to consider prior year performance of the Company and the participants and our expectations for the next two-year period. The Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

Deductibility of Compensation. In determining the total compensation of each named executive officer, the Committee carefully considers Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to our named executive officers. The Committee believes it is in our best interests and that of our shareholders to comply with the requirements of Section 162(m), but the Committee intends to preserve the flexibility to reward executives consistent with our compensation philosophy for each compensation element. It is the Committee’s intention that grants of stock options, SARs, stock awards, and awards of performance units made pursuant to the 2003 Incentive Plan comply with the requirements of Section 162(m).

Base Salaries. Set forth below and effective as of January 1, 2006, the Committee approved the following 2006 base salaries for the named executive officers:

Name and Title	2006 Base Salaries
Mark C. Rohr President and Chief Executive Officer	$825,000

John M. Steitz Senior Vice President – Business Operations	390,000

Richard J. Diemer, Jr. Senior Vice President and Chief Financial Officer	375,020

Luther C. Kissam, IV Senior Vice President, General Counsel and Secretary	325,020

William M. Gottwald Chairman of the Board	315,000

The 2006 competitive salary levels for the named executive officers were evaluated as part of an annual assessment conducted by Mercer Consulting in 2005. The overall results of this study provided the starting point for our analysis. The Committee determined 2006 base salaries in accordance with the responsibilities of each named executive officer, median market data for the position and the named executive officer’s performance. While each of these factors was considered, a specific value was not assigned to each factor. Additionally, a subjective element is used in evaluating each named executive officer’s overall duties to the extent such duties may be unique and/or to recognize the demonstrated capabilities of the individual.

As part of the compensation setting process each year, the Committee meets periodically with the chief executive officer to review an extensive list of corporate performance goals and receives comments from board members. The Committee also interviews key senior executives in relation to their corporate and individual goals.

After this review and discussion in early 2006, the Committee increased the chief executive officer’s 2006 base salary by 6.5% compared to his base salary effective on April 1, 2005. The Committee believed this base amount was appropriate and not excessive when viewed in the context of chief executive officer compensation for the chemical industry peer group. Salary increases for 2006 for the other named executive officers averaged approximately 9.3% above 2005 levels.

When the Committee began evaluating the appropriate salary for the chief executive officer in 2007, it determined that his base salary was lower than the median base salaries of chief executive officers at the companies comprising the chemical industry peer group, which averaged approximately $840,000 in 2006. These comparisons, when coupled with our strong performance over the past few years, led the Committee to increase our chief executive officer’s base salary to $900,000 effective January 1, 2007.

Annual Cash Bonus. The purpose of the annual cash incentive component of total compensation is to create a substantial incentive to officers and key employees to maximize shareholder value and to provide a means for recognizing individual contribution to corporate and business unit results. Key features of the annual cash incentive program include the following:

•	a primary emphasis on sustained financial growth as measured by such metrics as net income and working capital efficiency;

•	a qualitative assessment of our strategic achievements in areas of sustainability, stewardship, governance and development of people;

•	a structured, objective approach to determine awards; and

•	recognition of individual achievement and contribution of participants.

The Committee, in conjunction with senior management, reviews annual incentive awards. Awards are based on an evaluation of the performance, level of responsibility and leadership of the individual in relation to overall corporate results.

In 2006, the Committee established an award opportunity of zero to two times a target percentage of each named executive officer’s respective base salaries if certain criteria were met. The target percentages of base salary were 80% for the chief executive officer and 60% for the other named executive officers. The metrics for 2006 bonuses were based on the following factors and the relative weightings per target: annual net income before special items, 60%; reduction in working capital, 20%; sustainability, including safety and corporate governance, 10%; and development of people and culture, 10%. These metrics reflect our strategic plans. As reflected below, the annual incentive plan metrics are established for three different payout levels: threshold, target and superior. In addition, bonus awards can be adjusted to reflect individual levels of performance subject to the $1 million limit for cash bonuses set forth in the 2003 Incentive Plan.

The following table sets forth the threshold, target and superior levels for the annual net income before special items and reduction in working capital metrics for 2006:

	Threshold Level	Target Level	Superior Level	2006 Results
Annual net income before special items	$110MM	$120MM	$130MM	$201MM
Reduction in working capital	$0MM	$25MM	$60MM	$62MM

We use net income before special items because we believe that this financial measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance. For 2006, after adjusting for certain one-time items impacting the working capital balances, we achieved superior level results on both of these metrics.

The levels for the sustainability and corporate governance and development of people and culture metrics were determined by the Committee’s assessment of the level of achievement of 14 different objectives for each metric, with each objective weighted evenly. For 2006 the results for the sustainability and corporate governance and development of people and culture metric objectives were greater than target performance in the aggregate.

The combination of the superior results for the annual net income before special items and reduction in working capital metrics and the results for the sustainability and corporate governance and development of people and culture metrics stated above resulted in a payout level of 1.89 times the target percentage of base salary for 2006.

The 2003 Incentive Plan also contemplates the possibility of the payment of additional discretionary incentives to the named executive officers, but only in the event that individual’s performance merits consideration of such additional incentives. For 2006, the Committee elected to recognize the outstanding contributions by Messrs. Steitz, Diemer and Kissam to our performance by awarding additional discretionary incentives to each of those executives. Mr. Rohr was eligible to receive a higher annual bonus but the 2003 Incentive Plan contains a $1 million limit on the annual bonus.

For 2006, the Committee awarded the following cash bonuses that were paid in the first quarter of 2007:

Name	2006 Annual Cash Bonus
Mark C. Rohr	$1,000,000
John M. Steitz	520,000
Richard J. Diemer, Jr.	480,000
Luther C. Kissam, IV	450,000
William M. Gottwald	375,000

Performance Units. The Committee granted performance unit awards to executives in 2004. Performance unit awards are both “performance based” and “time based.” In order for the award to be earned, we must achieve certain financial performance goals within each of the two-year performance period covered by the awards. These grants were earned based on achievement of net income goals over the 2004 and 2005 calendar years. These awards became 50% vested in 2006 and 50% vested in 2007.

Each named executive officer received a performance unit grant award in 2006 as follows:

2006 Performance Unit Grant
Name	(Threshold Units)	(Target 100%)	(Superior 150%)
Mark C. Rohr	60,000 Units	140,000 Units	210,000 Units
John M. Steitz	20,000 Units	70,000 Units	105,000 Units
Richard J. Diemer, Jr.	20,000 Units	60,000 Units	90,000 Units
Luther C. Kissam, IV	20,000 Units	60,000 Units	90,000 Units
William M. Gottwald	20,000 Units	60,000 Units	90,000 Units

For awards that were made in 2006, the performance goals require achievement of financial goals over the 2006 and 2007 calendar years and are based on net income before special items. The achievement of performance goals will result in earned awards being paid in 50% increments in 2008 and 2009. The following table reflects the goals for this award and respective earned award levels:

	Threshold	Target	Superior
Average net income before special items for 2006 and 2007	$114.7 MM	$127.0 MM	$140.0 MM

Executive Deferred Compensation Plan. A participant in the Executive Deferred Compensation Plan (EDCP) may elect to defer up to 50% of base salary and/or up to 100% of each cash bonus paid in a year. Such amounts are deferred and will be paid at specified intervals during employment or after retirement, or in a lump sum upon termination of employment. In addition, contributions for executives related to compensation in excess of amounts permitted by the Code under our tax-qualified savings plan are credited under the Executive Deferred Compensation Plan (EDCP). For eligible employees hired after March 31, 2004, the EDCP also provides a supplemental benefit of 5% of compensation in excess of amounts that may be recognized under the tax-qualified savings plan. Executives who participate in the defined contribution plan may receive an additional credit under the EDCP each year equal to 5 % of actual bonus to fulfill their full defined contribution pension credit under the non-qualified EDCP plan. The amounts credited in the EDCP relative to the defined contribution vest only upon completion of five years of service with the Company. In December 2006, we approved an amendment to the EDCP that increased the 5% supplemental benefit to a 6% supplemental benefit commencing with an employee’s 10th anniversary of employment, and to 7% at the 20th anniversary of employment. We made this change after we elected to freeze our defined benefit plan to new participants in 2004 and freeze compensation in the defined benefit plan for current employees after 2010. We believe these changes will allow us to continue to attract and retain high quality employees.

Retirement Plans. Until April 1, 2004, we maintained a traditional defined benefit pension plan. Subsequent to that time, no new participants were added to this plan. In 2004, we implemented a new defined contribution retirement benefit for all non-represented employees hired on or after April 1, 2004. Each of our named executive officers, except Mr. Diemer who was hired in August 2005, participates in the defined benefit pension plan. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Internal Revenue Code (Code), the benefits will be paid under our supplemental executive retirement plan (SERP). The SERP is a form of a non-qualified pension plan that provides eligible individuals the difference between a) the benefits they would actually accrue under the qualified plan but for the maximum benefit limitations and b) the limitation on compensation pursuant to the Code that may be recognized under the qualified plan. The SERP recognizes compensation including those amounts of deferred compensation credited under our EDCP. The SERP also provides short service pension benefits or special pension benefits for service with Ethyl Corporation to certain key employees. The benefits provided by the SERP are paid at the time and in the form corresponding benefits are paid under the qualified pension plan, except that effective February 1, 2006, all such benefits are paid in one lump sum payment. Additional details regarding the SERP are provided below following the Pension Plan Table.

Severance Benefits. We believe that companies should provide reasonable severance benefits to employees in the event an executive’s position is eliminated through no fault of the employee. With respect to our named executive officers, these severance benefits should reflect the fact that it may be difficult for them to find comparable employment within a short period of time.

On December 13, 2006, we adopted the Albemarle Corporation Severance Pay Plan or SPP. The SPP provides severance payments to certain of our employees upon either (i) a termination of employment without cause in the absence of a change in control by reason of the elimination of the employee’s position or a change to our organizational structure which results in a redesign of work processes and individual responsibilities affecting two or more individuals, subject to certain exceptions, or (ii) termination of employment by the Company without cause following a change in control. For purposes of the SPP, change in control has the same meaning as in the severance compensation agreements discussed below.

The employees eligible to participate in the SPP are employees located in the United States, including those on expatriate assignments outside of the United States, who have been nominated for participation by our chief executive officer and approved by the Committee. Any participant who is also party to a severance compensation agreement discussed below is only eligible to receive payments under the SPP triggered in the absence of a change in control.

Payments under the SPP will be paid in a lump sum and consist of (i) with respect to payments triggered in the absence of a change in control, the sum of (x) one year of the employee’s base salary in effect at the time of termination and (y) the target cash bonus for the employee for the year in which the employee is terminated, and (ii) with respect to payments triggered following a change in control, the sum of (x) the greater of the employee’s base salary prior to the date of termination and the employee’s base salary prior to the change in control and (y) the greater of the amount of the employee’s actual cash bonus for the year preceding the date on which the change in control occurs and the employee’s target bonus for the year in which the change in control occurs.

If any benefits payable or to be provided under the SPP and any other payments from us would subject a named executive officer to any excise taxes and penalties imposed on “parachute payments” within the meaning of Section 280G(b)(2) of the Code, or any similar tax imposed by state or local law, then such payments or benefits will be reduced (but not below $0) so that there would be no excise tax.

The term of the SPP is indefinite, but it may be amended or ended at any time in the absence of a change in control and, after any such change in control, no amendment or termination will be effective with respect to any employee unless such employee consents. The SPP expires two years after the date of any change in control. Mr. William M. Gottwald does not participate in the SPP.

The estimated payments and benefits for each named executive officer (other than Mr. Gottwald) due to an employment termination without cause as described above, assuming the triggering event took place on December 31, 2006 would be approximately as follows:

	Mark C. Rohr	John M. Steitz	Richard J. Diemer, Jr.	Luther C. Kissam, IV
Termination without cause absent a change in control by reason of the elimination of the employee’s position or a change to our organizational structure which results in a redesign of work processes and individual responsibilities affecting two or more individuals	$1,485,000	$624,000	$600,032	$520,032

Change in Control. Our senior management and key employees have built our company into the successful enterprise that it is today, and we believe it is important to provide reasonable protection for them in the event of a change in control and potential loss of employment. It is our belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should offset any reluctance by senior management to pursue potential change in control transactions that may be in the best interests of shareholders. We also believe our arrangement facilitates the recruitment of talented executives by providing protections in the event we are acquired. Relative to the overall value of any potential transaction, these potential change in control benefits are reasonable.

In December 2006, the Committee approved a severance compensation program for certain of our named executive officers, pursuant to which we entered into severance compensation agreements with each of Messrs. Rohr, Steitz, Diemer and Kissam. The severance compensation agreements replaced compensation arrangements with Messrs Rohr, Diemer and Kissam that contained severance and change in control provisions. Mr. Steitz did not previously have a similar compensation arrangement. In addition, we do not have any severance compensation agreement with William M. Gottwald. In addition to those listed above, we also executed a severance compensation agreement with Jack P. Harsh, our Vice President, Human Resources, to replace an agreement he received as part of his employment offer when he joined the Company.

The severance compensation agreements have terms extending through December 31, 2007, and will be automatically extended for additional one-year terms unless either the Committee or the executive notifies the other of the desire not to extend.

The severance compensation agreements provide that, in the event of a change in control of the Company, upon termination of employment by us other than for cause, upon death after a notice of termination of employment has been received, or upon resignation for good reason (as defined in the severance compensation agreements), the executive will be entitled to (i) base salary and vacation pay accrued through the termination date, for the year in which the termination occurs, (ii) accrued annual cash bonus, (iii) a lump sum severance payment further described below, (iv) vesting of any outstanding but unvested stock options and restricted stock, (v) payment of earned performance units for completed performance periods, (vi) payment of performance units for the then current performance period, calculated based on actual performance for the completed portion of the performance period and the target amount for the remainder of the unfinished performance period, (vii) the elimination of certain offsets for the short service benefits under our SERP, (viii) other insurance and counseling benefits, and (ix) tax gross-up payments for any excise taxes imposed on the executive in connection with payments made under the relevant severance compensation agreement, not to exceed $5,000,000 with respect to Mr. Rohr or $3,000,000 with respect to each of the others. Due to the methodology required to calculate tax gross-ups, the Committee expects that gross-up amounts will diminish over time as performance unit awards are earned and vested, thereby increasing the earnings upon which excise tax obligations are determined.

The severance payments referenced in clause (iii) of the previous paragraph consist of the product of (x) the lesser of (a) two (2) and (b) the number of years until the executive’s anticipated normal retirement date (defined in accordance with our pension plan), but not less than one (1); multiplied by (y) the sum of the executive’s annual base salary and the greater of (A) the amount of the executive’s actual annual bonus for the year preceding the date of the change in control and (B) the amount of the executive’s target bonus for the year in which the change in control occurs. The severance payments are subject to reduction if the severance payments exceed certain Code limits by up to $100,000.

The severance compensation agreement contains a one year non-competition agreement for which the executive will receive consideration equal to one year’s base salary and bonus compensation and which, if materially breached, will entitle us to recover the payment. The severance payment will also be offset by the payment to the executive for the non-competition agreement.

For purposes of the severance compensation agreements and the SPP, “change in control” means

•

any person or group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becoming, directly or indirectly, the beneficial owner of 20% or more of the combined voting power of our then outstanding voting securities; provided, however, in the event such person or group becomes the beneficial owner of 20% or more, and less than 30%, of such voting securities, the directors who were directors prior to December 13, 2006 or whose nomination or election was recommended or approved by directors who were directors prior to December 13, 2006, or continuing directors, as defined below, determine by a vote of at least two-thirds ( 2/3) of the continuing directors that such event does not constitute a change in control,

•

as a result of a reorganization, merger, share exchange or consolidation (each, a business combination), contested election of directors, or a combination of any such items, the continuing directors cease to constitute a majority of our or any successor’s board of directors within two years of the last of such transaction(s), or

•

our shareholders approve a business combination, subject to certain exceptions, one of which exceptions is that all or substantially all of the beneficial owners of our outstanding voting securities immediately prior to such business combination own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors resulting from the business combination in substantially the same proportions as immediately prior to such business combination.

•

Continuing directors means any member of the Company’s Board, while a member of that Board, and (i) who was a member of the Company’s Board prior to December 13, 2006, or (ii) whose subsequent nomination for election or election to the Company’s Board was recommended or approved by a majority of the continuing directors.

In the event of the hypothetical occurrence of both (i) a change of control and (ii) a concurrent termination of a named executive officer in accordance with such named executive officer’s severance compensation agreement and assuming these events took place on December 31, 2006, and the price per share of our common stock is $35.90 per share, the closing market price as of that date, each named executive officer will be entitled to the following estimated payments and accelerated vesting:

	Mark C. Rohr	John M. Steitz	Richard J. Diemer, Jr.	Luther C. Kissam, IV		William M. Gottwald*
Lump sum severance payment(1)	$1,825,000	$740,000	$600,032	$615,020		N/A

Tax gross-up(2)	3,989,279	1,922,198	2,098,423	1,646,991		N/A

Fair market values of accelerated equity compensation(3)	N/A	N/A	1,370,273	46,928		N/A

Payment for performance units(4)	6,282,500	3,141,250	2,692,500	2,692,500		$2,692,500

Elimination of offsets under SERP	144,042	91,282	N/A	117,353	(5)	N/A

Counseling and other insurance benefits(6)	61,592	63,878	63,878	63,878		N/A

Non-competition agreement(7)	1,825,000	740,000	600,032	615,020		N/A

Total	$14,127,413	$6,698,608	$7,425,138	$5,797,690		$2,692,500

*	William M. Gottwald does not have a severance compensation agreement; however, performance units pay out under the terms of the 2003 Incentive Plan.
[1]

Upon termination following a change in control a lump sum severance would be paid to the executive equal two times annual salary and bonus (the higher of target bonus or actual bonus paid in the year preceding a change in control) reduced by the amount of the non-competition payment, as reflected above.

[2]	Gross-up of excise tax is subject to a maximum payment as described above.
[3]	Upon a change in control, all unvested stock options and restricted stock held by a participant under our incentive compensation programs will immediately vest and be non-forfeitable.
[4]	Upon a change in control,
(i)	any performance units which have been earned but not yet vested, will become vested and non-forfeitable and paid to the named executive officer on the date of the change in control;
(ii)	that portion of the unearned performance units described in clause (iii) below will become vested and non-forfeitable and paid to the named executive officer on the date of the change in control;
(iii)	the number of performance units to be vested and paid in accordance with clause (ii) above will equal the greater of:
(A)	the target number of performance units granted to a named executive officer; and
(B)	a number of performance units based on our actual performance against the performance criteria for the performance units for that portion of the performance period elapsed up to the end of the most recently completed calendar quarter prior to the date of the change in control and based on target performance during the balance of such performance period.
[5]	This amount reflects $58,134 for the value of Mr. Kissam’s social security offset under the SERP and $59,219 for the value of his immediate vesting of SERP benefits under the short service formula.
[6]

This amount includes outplacement counseling not to exceed $25,000, financial counseling not to exceed $10,000 and the value of the continuation of medical benefits for two years following termination.

[7]

The executive will receive a lump sum non-competition payment equal to one year of annual salary plus bonus (as calculated per lump sum severance above) at termination of employment in return for an agreement not to compete for a one year period following termination of employment.

Perquisites and Other Benefits. We annually review any perquisites that our chief executive officer and the other named executive officers may receive. In general, we do not provide our executives with many of the types of perquisites that other companies offer their executives, such as personal use of the corporate jet or vehicle allowances. In addition to the cash and equity compensation discussed above, we provide our chief executive officer and the other named executives with the same benefit package available to all of salaried employees. The package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-term disability insurance;

•	Participation in Albemarle’s Savings Plan (401(k) plan), including company matching;

•	Participation for those executives hired prior to 2004 in our Pension Plan; and

•	Matching charitable contributions.

For business purposes it may be appropriate for senior management to belong to a golf or social club so that the executives have an appropriate entertainment forum for customers and appropriate interaction with their communities. In such cases, the Committee approves each executive’s eligibility for reimbursement of fees. Relocation benefits also are reimbursed per the Company’s usual relocation policy, but may be individually negotiated under special circumstances.

Stock Ownership Guidelines. To further align the interests of members of management with our shareholders, the Committee has established stock ownership guidelines that encourage the accumulation and retention of our common stock. The guidelines require our named executive officers to maintain direct share ownership equal to 60% of the performance units grants made in 2004 and 2006. New officers after 2004 are required to maintain direct share ownership equal to 60% of the first two grants they receive after becoming an officer. The following table provides the number of shares of common stock that each of our named executive officers must own:

Name	2006	2007	2008	2009
Mark C. Rohr	24,000	48,000	90,000	132,000

John M. Steitz	12,000	24,000	45,000	66,000

Richard J. Diemer, Jr.	—	—	18,000	36,000

Luther C. Kissam, IV	12,000	24,000	42,000	60,000

William M. Gottwald	12,000	24,000	42,000	60,000

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, recommends to the Board of Directors that it be included in this proxy statement.

EXECUTIVE COMPENSATION COMMITTEE

Richard L. Morrill, Chairman
Seymour S. Preston III
Anne Marie Whittemore

March 2, 2007

COMPENSATION OF EXECUTIVE OFFICERS

Total Compensation of Our Named Executive Officers

The following table presents information relating to total compensation of the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer and the three other highest paid executive officers of the Company (the “named executive officers”) for the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards		Bonus(1)	Option Awards		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total(22)
Mark C. Rohr President and Chief Executive Officer	2006	$825,000	$2,154,806	(2)	$—	$15,396	(3)	$1,000,000	$1,375,783	(4)	$11,000	(5)	$5,381,985

Richard J. Diemer, Jr. Senior Vice President and Chief Financial Officer	2006	375,020	915,400	(6)	29,976	187,333	(7)	450,024	32,235	(8)	106,275	(9)	2,096,263

John M. Steitz Senior Vice President —Business Operations	2006	390,000	1,077,403	(10)	52,000	19,773	(11)	468,000	315,888	(12)	11,000	(13)	2,334,064

Luther C. Kissam, IV Senior Vice President, General Counsel and Secretary	2006	325,020	1,006,789	(14)	59,976	97,125	(15)	390,024	118,473	(16)	17,646	(17)	2,015,053

William M. Gottwald Chairman of the Board	2006	315,000	949,456	(18)	—	5,132	(19)	375,000	261,272	(20)	15,073	(21)	1,920,933

[1]

Reflects discretionary amounts awarded above the maximum amounts payable under the annual cash bonus plan. For a discussion concerning the annual cash bonus plan, please see “Compensation Discussion and Analysis” beginning on page 15.

[2]

Includes $1,791,254 for the 2006 compensation cost pursuant to FAS 123(R) of a 140,000 performance unit award granted in February 2006 calculated at 150%, maximum level, that will vest 50% in 2008 (after 23 months) and 50% in 2009 (after 35 months) if certain performance targets are met. Assumes a price per share of $21.525, which represents the closing price of our common stock as of the date of grant. Includes $55,084 for 2006 compensation cost pursuant to FAS 123(R) of 60,000 performance units earned from the grant made in January 2004, which vested in February 2006 (after 24.5 months). These performance units represented 50% of the total award. Also includes $308,468 for the 2006 compensation cost pursuant to FAS 123(R) of an additional 60,000 performance units earned from the grant made in January 2004. This amount represents the remaining 50% distribution of the 2004 performance award, which vests on January 1, 2007 (after 35 months). The performance units earned from the grant made in January 2004 are based on a price per share of $14.995, which represents the closing price of our common stock as of the date of grant. These performance unit awards convert 1-for-1 into shares of our common stock upon vesting. For other assumptions, please see Note 12 to our Consolidated Financial Statements beginning on page 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

[3]

Includes $15,396 for one month of compensation cost pursuant to FAS 123(R) of a 150,000 stock option award granted in January 2003 that vested in January 2006. Assumes a value per share of $3.695 under the Black Scholes fair value model.

[4]	Includes $1,345,533 for change in pension value and $30,250 for change in nonqualified deferred compensation earnings.
[5]

Includes contribution of $8,125 to the Albemarle Savings Plan and accruals in our non-qualified deferred compensation plan for benefits that could not be provided in the Albemarle Savings Plan of $2,875.

[6]

Includes $767,680 for the 2006 compensation cost pursuant to FAS 123(R) of a 60,000 performance unit award granted in February 2006 calculated at 150%, maximum level, that will vest 50% in 2008 (after 23 months) and 50% in 2009 (after 35 months) if certain performance targets are met. Assumes a price per share of $21.525, which represents that closing price of our common stock as of the date of grant. The performance unit awards convert 1-for-1 into shares of our common stock upon vesting. And includes $147,720 for 2006 compensation cost pursuant to FAS 123(R) relating to a restricted stock award of 40,000 shares that were granted in August 2005. Assumes a price per share of $18.465, which represents the closing price of our common stock as of the date of grant. Restricted stock is payable 100% in our common stock on vesting date, which is in August 2010. For other assumptions, please see Note 12 to our Consolidated Financial Statements beginning on page 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

[7]

Includes $187,333 for twelve months of compensation cost pursuant to FAS 123(R) of a 100,000 stock option award granted in August 2005 that will vest in August 2008. Assumes a value per share of $5.62 under the Black Scholes fair value model.

[8]	Includes $32,235 for change in nonqualified deferred compensation earnings.
[9]

Includes contribution of $1,531 to the Albemarle Savings Plan and accruals in our non-qualified deferred compensation plan for benefits that could not be provided in the Albemarle Savings Plan of $8,985, contributions to our defined contribution retirement benefit plan for 2006 of $10,516, $57,360 for relocation expenses relating to temporary living which includes $23,654 of tax gross up, $6,467 for airfare related to commuting expenses, $8,016 for car rental and service related to commuting expenses and $13,400 for dividends paid on restricted stock in 2006.

[10]

Includes $895,627 for the 2006 compensation cost pursuant to FAS 123(R) of a 70,000 performance unit award granted in February 2006 calculated at 150%, maximum level, that will vest 50% in 2008 (after 23 months) and 50% in 2009 (after 35 months) if certain performance targets are met. Assumes a price per share of $21.525, which represents the closing price of our common stock as of the date of grant. Includes $27,542 for 2006 compensation cost pursuant to FAS 123(R) of 30,000 performance units earned from the grant made in January 2004, which vested in February 2006 (after 24.5 months). These performance units represented 50% of the total award. And includes $154,234 for the 2006 compensation cost pursuant to FAS 123(R) of an additional 30,000 performance units earned from the grant made in January 2004. This amount represents the remaining 50% distribution of the 2004 performance award, which vests on January 1, 2007 (after 35 months). The performance units earned from the grant made in January 2004 are based on a price per share of $14.995, which represents the closing price of our common stock as of the date of grant. These performance unit awards convert 1-for-1 into shares of our common stock upon vesting. For other assumptions, please see Note 12 to our Consolidated Financial Statements beginning on page 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

[11]

Includes $4,106 for one month of compensation cost pursuant to FAS 123(R) of a 40,000 stock option award granted in January 2003 that vested in January 2006. Assumes a value per share of $3.695 under the Black Scholes fair value model. Also includes $15,667 for six months of compensation cost pursuant to FAS 123(R) of a 100,000 stock option award granted in July 2000 that vested in July 2006. Assumes a value per share of $3.76.

[12]	Includes $307,388 for change in pension value and $8,500 for change in nonqualified deferred compensation earnings.
[13]

Includes contribution of $7,688 to the Albemarle Savings Plan and accruals in our non-qualified deferred compensation plan for benefits that could not be provided in the Albemarle Savings Plan of $3,312.

[14]

Includes $767,680 for the 2006 compensation cost pursuant to FAS 123(R) of a 60,000 performance unit award granted in February 2006 calculated at 150%, maximum level, that will vest 50% in 2008 (after 23 months) and 50% in 2009 (after 35 months) if certain performance targets are met. Assumes a price per share of $21.525, which represents the closing price of our common stock as of the date of grant. Includes $27,542 for 2006 compensation cost pursuant to FAS 123(R) of 30,000 performance units earned from the grant made in January 2004, which vested in February 2006 (after 24.5 months). These performance units represented 50% of the total award. And includes $154,234 for the 2006 compensation cost pursuant to FAS 123(R) of an additional 30,000 performance units earned from the grant made in January 2004. This amount represents the remaining 50% distribution of the 2004 performance award, which vests on January 1, 2007 (after 35 months). The performance units earned from the grant made in January 2004 are based on a price per share of $14.995, which represents the closing price of our common stock as of the date of grant. These performance unit awards convert 1-for-1 into shares of our common stock upon vesting. And includes $57,333 for 2006 compensation cost pursuant to FAS 123(R) relating to a restricted stock award of 10,000 shares that were granted in September 2004. Assumes a price per share of $17.20, which represents the closing price of our common stock as of the date of grant. Restricted stock is payable 100% in our common stock on vesting date, which is in September 2007. For other assumptions, please see Note 12 to our Consolidated Financial Statements beginning on page 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

[15]

Includes $97,125 for nine months of compensation cost pursuant to FAS 123(R) of a 100,000 stock option award granted in September 2003 that vested in September 2006. Assumes a value per share of $3.885 under the Black Scholes fair value model.

[16]	Includes $113,222 for change in pension value and $5,251 for change in nonqualified deferred compensation earnings.
[17]

Includes contribution of $5,417 to the Albemarle Savings Plan, accruals in our non-qualified plan for deferred compensation benefits that could not be provided in the Albemarle Savings Plan of $5,583, country club dues of $3,296 and dividends on restricted stock of $3,350.

[18]

Includes $767,680 for the 2006 compensation cost pursuant to FAS 123(R) of a 60,000 performance unit award granted in February 2006 calculated at 150%, maximum level, that will vest 50% in 2008 (after 23 months) and 50% in 2009 (after 35 months) if certain performance targets are met. Assumes a price per share of $21.525, which represents the closing price of our common stock as of the date of grant. Includes $27,542 for 2006 compensation cost pursuant to FAS 123(R) of 30,000 performance units earned from the grant made in January 2004, which vested in February 2006 (over 24.5 months). These performance units represented 50% of the total award. And includes $154,234 for the 2006 compensation cost pursuant to FAS 123(R) of an additional 30,000 performance units earned from the grant made in January 2004. This amount represents the remaining 50% distribution of the 2004 performance award, which vests on January 1, 2007 (over 35 months). The performance units earned from the grant made in January 2004 are based on a price per share of $14.995, which represents the closing price of our common stock as of the date of grant. These performance unit awards convert 1-for-1 into shares of our common stock upon vesting. For other assumptions, please see Note 12 to our Consolidated Financial Statements beginning on page 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

[19]

Includes $5,132 for one month of compensation cost pursuant to FAS 123(R) of a 50,000 stock option award granted in January 2003 that vested in January 2006. Assumes a value per share of $3.695 under the Black Scholes fair value model.

[20]	Includes $256,522 for change in pension value and $4,750 for change in nonqualified deferred compensation earnings.
[21]

Includes contribution of $7,772 to the Albemarle Savings Plan, $4,073 related to personal use of the Company airplane and accruals in our non-qualified plan for benefits that could not be provided in the qualified savings plan of $3,228.

[22]	The amount of salary, bonus and Non-Equity Incentive Plan Compensation for each of the named executive officers represents the following proportion of total compensation:

Rohr:	34%
Diemer:	41%
Steitz:	39%
Kissam:	38%
Gottwald:	36%

Grants of Plan-Based Awards

The following table presents information regarding grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mark C. Rohr		$0	$660,000	$1,000,000
	February 16, 2006				$1,291,500	$3,013,500	$4,520,250	$4,520,250	(3)
Richard J. Diemer, Jr.		$0	$225,012	$450,024
	February 16, 2006				$430,500	$1,291,500	$1,937,250	$1,937,250	(4)
John M. Steitz		$0	$234,000	$468,000
	February 16, 2006				$430,500	$1,506,750	$2,260,125	$2,260,125	(5)
Luther C. Kissam, IV		$0	$195,012	$390,024
	February 16, 2006				$430,500	$1,291,500	$1,937,250	$1,937,250	(4)
William M. Gottwald		$0	$189,000	$378,000
	February 16, 2006				$430,500	$1,291,500	$1,937,250	$1,937,250	(4)

[1]	For additional information with respect to the annual cash bonus plan, please see “Compensation Discussion and Analysis” beginning on page 15.
[2]	For additional information with respect to the performance unit awards, please see “Compensation Discussion and Analysis” beginning on page 15.
[3]

$4,520,250 reflects the full grant date fair market value calculated pursuant to FAS 123(R) of a 140,000 performance unit award granted in February 2006 calculated at 150%, maximum level, that will vest 50% in 2008 and 50% in 2009 if certain performance targets are met. Assumes a price per share of $21.525 which represents that closing price of our common stock as of the date of grant and 100% vesting of the award which represents the target. The performance unit award will convert 1-for-1 into shares of our common stock upon vesting. For other assumptions, please see Note 12 to our Consolidated Financial Statements beginning on page 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

[4]

$1,937,250 reflects the full grant date fair market value calculated pursuant to FAS 123(R) of a 60,000 performance unit award granted in February 2006 calculated at 150%, maximum level, that will vest 50% in 2008 and 50% in 2009 if certain performance targets are met. Assumes a price per share of $21.525 which represents that closing price of our common stock as of the date of grant and 100% vesting of the award which represents the target. The performance unit award will convert 1-for-1 into shares of our common stock upon vesting. For other assumptions, please see Note 12 to our Consolidated Financial Statements beginning on page 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

[5]

$2,260,125 reflects the full grant date fair market value calculated pursuant to FAS 123(R) of a 70,000 performance unit award granted in February 2006 calculated at 150%, maximum level, that will vest 50% in 2008 and 50% in 2009 if certain performance targets are met. Assumes a price per share of $21.525 which represents that closing price of our common stock as of the date of grant and 100% vesting of the award which represents the target. The performance unit award convert 1-for-1 into shares of our common stock upon vesting. For other assumptions, please see Note 12 to our Consolidated Financial Statements beginning on page 62 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Agreements with Executive Officers and Other Potential Payments Upon Termination or a Change in Control

In December 2006, the Company approved a severance compensation program for certain of our executive officers, pursuant to which we entered into severance compensation agreements with each of Messrs. Rohr, Steitz, Diemer and Kissam. The severance compensation agreements replaced compensation arrangements with Messrs

Rohr, Diemer and Kissam that contained severance and change in control. Mr. Steitz did not previously have a similar compensation arrangement. In addition, the Company does not have any severance compensation agreement with William M. Gottwald. The Company also approved the Severance Pay Plan that provides benefits if an executive’s position is eliminated through no fault of his own. For a description of these arrangements, please see “Compensation Discussion and Analysis” beginning on page 15.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of unexercised options, SARs and similar instruments, nonvested stock (including restricted stock, restricted stock units or other similar instruments) and incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark C. Rohr	200,000			$12.875	April 21, 2008
	50,000			$10.00	June 22, 2009
	100,000			$9.59375	December 31, 2009
	100,000			$12.19	January 24, 2011
	200,000			$11.725	January 30, 2012
	150,000			$12.915	January 29, 2013
						60,000	$2,159,400	(2)
									140,000	$5,026,000	(1)(3)
Richard J. Diemer, Jr.		100,000	(4)	$18.465	August 14, 2015
						40,000	$1,436,000	(1)(5)
									60,000	$2,154,000	(1)(3)
John M. Steitz	100,000			$11.15625	July 16, 2010
	36,000			$12.19	January 24, 2011
	40,000			$11.725	January 30, 2012
	40,000			$12.915	January 29, 2013
						30,000	$1,079,700	(2)
									70,000	$2,513,000	(1)(3)
Luther C. Kissam, IV	100,000			$13.725	September 29, 2013
						10,000	$359,000	(1)(6)
						30,000	$1,079,700	(2)
									60,000	$2,154,000	(1)(3)
William M. Gottwald	50,000			$12.875	April 21, 2008
	50,000			$10.00	June 22, 2009
	40,000			$12.19	January 24, 2011
	50,000			$11.725	January 30, 2012
	50,000			$12.915	January 29, 2013
						30,000	$1,079,700	(2)
									60,000	$2,154,000	(1)(3)

[1]	Based on the closing price on December 29, 2006. Used last reported price of $35.90.
[2]

Reflects the balance of performance units that were granted in 2004 under the 2003 Incentive Plan. The performance units vested on January 1, 2007, and their value determined on January 3, 2007, based on the closing price of our common stock on the NYSE on that date of $35.99.

[3]

Each of the named executive officers received a performance unit award grant in 2006 that will vest 50% in 2008 and 50% in 2009 if certain performance targets are met. Assumes 100% vesting of the award which represents the target. The performance unit award converts 1-for-1 into shares of our common stock upon vesting.

[4]	Ten-year option that cliff vests on August 15, 2008.
[5]	Reflects 40,000 shares of restricted stock granted on August 15, 2005, that cliff vest on August 15, 2010. Dividends are paid on these shares of restricted stock.
[6]	Reflects 10,000 shares of restricted stock granted on September 22, 2004, that cliff vest on September 22, 2007. Dividends are paid on these shares of restricted stock.

Option Exercises and Stock Vested

The following table presents information concerning the exercise of stock options, SARs and similar instruments and the vesting of stock (including restricted stock, restricted stock units and similar instruments) for the named executive officers during the fiscal year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark C. Rohr					60,000	$1,291,500	(1)
	25,000	(2)	$365,318	(2)
	25,000	(3)	$375,781	(3)
Richard J. Diemer, Jr.	—		—		—	—
John M. Steitz					30,000	$645,750	(1)
Luther C. Kissam, IV					30,000	$645,750	(1)
William M. Gottwald					30,000	$645,750	(1)
	200,000		$2,609,270	(4)
	40,000		$691,826	(5)

[1]

At the end of the two-year performance period for the performance units granted in 2004 under the 2003 Incentive Plan, each of the named executive officers were awarded performance units equal to twice the number of performance units set forth herein. The amount shown above reflects the value of 50% of the performance units that vested in February 2006. The remaining 50% of the performance unit awards vested on January 1,

2007. The valuation date of the performance units that vested on February 16, 2006, the date of approval by the Executive Compensation Committee of the Board of Directors, based on $21.525 per share, the closing price of our common stock on the NYSE on that date.

[2]	On April 17, 2006, Mr. Rohr exercised and sold options for 25,000 shares of common stock at a grant price of $7.96875 and a sale price of $22.58145.
[3]	On April 18, 2006, Mr. Rohr exercised and sold options for 25,000 shares of common stock at a grant price of $7.96875 and a sale price of $23.00.
[4]	On January 30, 2006, Mr. Gottwald exercised and sold options for 200,000 shares of common stock at a grant price of $8.6875 and a sale price of $21.73385.
[5]	On July 27, 2006, Mr. Gottwald exercised and sold options for 40,000 shares of common stock at a grant price of $7.96875 and a sale price of $25.2644.

Retirement Benefits

Pension Benefits Table

In 2004, the Company implemented a new defined contribution retirement benefit for all non-represented employees hired on or after April 1, 2004. Non-represented employees hired prior to that date continue to participate in the Company’s defined benefit pension plan. The following table presents information concerning each defined benefit plan of the Company that provides for payments or other benefits to the named executive officers at, following, or in connection with retirement. To the extent benefits payable at retirement exceed amounts that may be payable under applicable provisions of the Code, they will be paid under the SERP. This table also includes the amounts that would be payable under the qualified pension plan and the SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(4)	Payments During Last Fiscal Year ($)
Mark C. Rohr	Albemarle Corporation Pension Plan	7.9025	$206,102	$—
	Albemarle Corporation Supplemental Executive Retirement Plan	7.75	$2,921,390	$—

Richard J. Diemer, Jr.	N/A	N/A	N/A	N/A

John M. Steitz	Albemarle Corporation Pension Plan	5.5225	$114,742	$—

	Albemarle Corporation Supplemental Executive Retirement Plan	5.4167	$594,617	$—

Luther C. Kissam, IV(3)	Albemarle Corporation Pension Plan	3.3325	$40,814	$—

	Albemarle Corporation Supplemental Executive Retirement Plan	3.25	$127,325	$—

William M. Gottwald	Albemarle Corporation Pension Plan	10.3333	$336,709	$—

	Albemarle Corporation Supplemental Executive Retirement Plan	23.9975	$1,227,249	$—

[1]

The differences in service between the qualified pension plan and the SERP are generally due to rounding differences. The qualified plan bases credited service hours worked during the year, whereas the SERP bases credited service on the completed years and months of employment. However, Mr. Gottwald’s credited service in the SERP includes service with Ethyl (now known as “NewMarket”), which increases the present value of accumulated SERP benefits by approximately $890,000.

[2]

For the qualified pension plan, pension earnings is W2 earnings plus salaried deferrals under Code Section 125 and 401(K), less imputed income, severance pay, 50% of incentive bonuses, and other types of allowances and bonuses, and limited by the 401(a)(17) pay limit. However, SERP pay for the named executive officers other than Mr. Gottwald is based on base pay plus 100% of incentive bonuses paid during the fiscal year. For Mr. Gottwald, SERP pay is equal to the qualified pension plan earnings without limits, plus any contributions to the nonqualified deferred compensation plans.

[3]

The short service SERP formula requires 5 years of service for vesting. Accordingly, Mr. Kissam is not vested in approximately $92,000 of the present value of accumulated SERP benefits resulting from the short service SERP formula.

[4]

The present value of accumulated benefits including supplements, if any, are based on the benefits payable at age 60, the earliest age at which unreduced benefits are payable. The following FAS 87 assumptions as of December 31, 2005 and December 31, 2006, respectively, were used to determine the above present values:

•	discount rate of 5.75% and 5.90%;

•	payment form of a life annuity with a 60 month guarantee of payments from the qualified plan, and a lump sum from the SERP;

•	mortality based on the RP2000 combined healthy table with mortality improvements projected to 2006; and

•	no termination, withdrawal, disability, or death is assumed before retirement age.

The benefit formula under the pension plan is based on the participant’s final average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. However, for participants who retire on or after December 31, 2010, final average earnings shall be determined as of December 31, 2010, except that for participants who retire on or after December 31, 2015, final average earnings shall be determined as of December 31, 2012, and for participants who retire on or after December 31, 2020, final average earnings shall be determined as of December 31, 2014. The years of pension benefit service for the named executive officers as of December 31, 2006 are: William M. Gottwald, 26; Rohr, 8; Steitz, 7; and Kissam, 4. Benefits under the pension plan are computed on the basis of a life annuity with 60 months of guaranteed payments. The benefits listed in the above compensation table are not subject to deduction for Social Security or other offset payments.

Supplemental Executive Retirement Plan. The Company maintains a SERP in the form of a non-qualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under the qualified plan but for the maximum benefit limitations and the limitation on compensation pursuant to the Code that may be recognized under the qualified plan and deferrals of their compensation under the Company’s Executive Deferred Compensation Plan. These benefits are paid at the time and in the form corresponding benefits are paid under the qualified pension plan, except that effective February 1, 2006, all such benefits shall be paid in one lump sum payment.

In addition to the retirement benefits provided under the Company’s defined pension plan and the SERP, which are reflected in the table above, certain key employees may be granted special pension service benefits equal to 4% per annum of the employee’s average pay over his or her last three years multiplied by the number of years of service to the Company up to 15 years, net of certain other benefits received from the Company (including amounts received under the qualified and non-qualified plans) and Social Security; these benefits vest only after the employee has completed five years of service with the Company and are paid out in the form of a 100% survivor annuity with 60 payments guaranteed, on the later of (1) age 55 (65 if the employee has not completed at least 10 years of service with the Company and is not disabled), and (2) the employee’s separation from service (except that for key employees as defined under relevant law, not earlier than six months after the employee’s separation from service). Effective February 1, 2006, all such benefits shall be paid in one lump sum payment. These benefits have been granted to Rohr, Kissam and Steitz. In addition, certain key employees may be granted special pension benefits based on their service and compensation with Ethyl Corporation; these benefits are vested at all times and are paid out in the form of a 100% survivor annuity with 60 payments guaranteed, on the later of (1) age 55 (65 if the employee has not completed at least 10 years of service with the Company and is not disabled), and (2) the employee’s separation from service (except that for key employees as defined under relevant law, no earlier than six months after the employee’s separation from service). Effective February 1, 2006, all such benefits shall be paid in one lump sum payment except that Floyd D. Gottwald, Jr.’s benefit will be paid in the form of a 100% survivor annuity with 60 payments guaranteed. Such benefits have been provided to William M. Gottwald and Floyd D. Gottwald, Jr. Floyd D. Gottwald, Jr.’s benefits under the SERP are offset by his benefits payable under the Ethyl Corporation qualified and non-qualified retirement plans. His benefits were frozen as of December 31, 2002, except that he was credited with three additional years of service to the Company to reflect his continued service to the Company. All benefits under the SERP will be immediately paid if, within 24 months following a change in control, a participant’s employment is terminated by the Company or the participant resigns due to a change or diminution of responsibilities or compensation, a reduction of benefit level or eligibility, or refusal by a successor company to assume the participant’s severance agreement.

In 2005, the Company amended and restated the SERP. Some of the amendments to the SERP were made to ensure compliance with Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004 (“Code Section 409A”), which imposes new restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the SERP. The SERP was further amended in 2005 to freeze Final Average Compensation (as defined in the SERP) as of December 31, 2010 for participants who retire after December 31, 2010, other than for participants who retire after December 31, 2015 or December 31, 2020 for whom Final Average Compensation will be frozen as of December 31, 2012 and December 31, 2014, respectively, consistent with the changes under the Company’s qualified defined benefit retirement plan.

Nonqualified Deferred Compensation

The following table presents information concerning each defined contribution or other plan of the Company that provides for the deferral of compensation of the named executive officers on a basis that is not tax qualified.

NONQUALIFIED DEFERRED COMPENSATION(1)

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1) (2)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last FYE ($)(1)(3)
Mark C. Rohr	$1,108,436	$2,956	$82,988	—	$1,903,291
Richard J. Diemer, Jr.	156,884	10,000	11,350	—	185,214
John M. Steitz	22,375	—	605	—	62,637
Luther C. Kissam, IV	—	—	168	—	19,958
William M. Gottwald	156,138	2,019	23,909	—	581,513

[1]	Amounts reflected are based on activities recorded by the plan trustee, Merrill Lynch, as of December 31, 2006.
[2]	Contributions made in 2006 relate to fiscal year 2005.
[3]	Ending balances include phantom stock contributions made in 2006 for fiscal year 2005 of the following amounts: Rohr: $23,107, Diemer: $3,654, Steitz: $6,000, Kissam: $4,002 and Gottwald: $2,481.

Executive Deferred Compensation Plan. Company contributions that cannot be made under the Company’s qualified employee savings plan because of limitations under the Code are credited under the Company’s Executive Deferred Compensation Plan (the “EDCP”). In addition to the savings plan make-up contributions, an EDCP participant may elect to defer up to 50% of his or her salary and/or 100% of each bonus paid in a year. Certain employees of the Company may receive an additional credit under the EDCP each year equal to a percentage (determined by the committee that administers the EDCP) of base salary plus target bonus. This benefit will be vested only if the participant has completed five years of service with the Company.

In 2005, the Company amended and restated the EDCP. Generally, the amendments to the EDCP were made to ensure compliance with Code Section 409A in order to assure the deferred taxation of benefits as intended by the EDCP. Code Section 409A is effective as to amounts deferred or vested after 2004.

Equity Compensation Plan Information

The following table presents information as of December 31, 2006 with respect to compensation plans under which shares of Company common stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(2)
Equity Compensation Plans Approved by Shareholders
1994 Incentive Plan	379,000	$12.81	—	(3)
1998 Incentive Plan	2,412,800	$11.95	—	(4)
2003 Incentive Plan	1,950,500	$19.29	3,106,000
2006 Stock Plan for	—	—	146,400
Non-Employee Directors(5)
Equity Compensation Plans Not Approved by Shareholders(6)	—	—	—
Total	4,742,300	$15.03	3,252,400

[1]	There are no outstanding warrants or rights.
[2]	Amounts exclude any securities to be issued upon exercise of outstanding options.
[3]	As permitted under the terms of the 1994 Plan, the Company approved an amendment to the 1994 Plan effective December 30, 2002 canceling all authorized shares remaining for future grants or awards.
[4]	As permitted under the terms of the 1998 Plan, the Company approved an amendment to the 1998 Plan effective October 1, 2003 canceling all authorized shares remaining for future grants or awards.
[5]

The 2006 Stock Compensation Plan for Non-Employee Directors permits the grant of shares of stock to each of the Company’s non-employee Directors. The maximum aggregate number of shares of Company common stock that may be issued under the 2006 Plan is 150,000 shares.

[6]	The Company does not have any equity compensation plans that have not been approved by shareholders.

THE AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee approves the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s disclosure controls, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met privately with management, the internal auditors and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, all of whom have unrestricted access to the Audit Committee.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 90 (Codification of Statements on Accounting Standards), including the scope of the auditor’s responsibilities whether there are any significant accounting adjustments or any disagreements with management.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP that firm’s independence from the Company.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2006 to be filed with the Securities and Exchange Commission.

The Audit Committee also reviews with management and the independent registered public accounting firm the results of that firm’s review of the unaudited financial statements that are included in the Company’s quarterly reports on Form 10-Q.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the provision of audit services and permitted non-audit services by the Company’s independent registered public accounting firm. The Company’s chief financial officer has primary responsibility to the Audit Committee for administration and enforcement of this policy and for reporting non-compliance. Under the policy, the chief financial officer is responsible for presenting to the Audit Committee an annual budget and plan for audit services and for any proposed audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services included. Any services included within the budget and plan that the Audit Committee approves require no further Committee approval for that budget year. All other audit and permissible non-audit engagements of the independent registered public accounting firm must be approved in advance by the Audit Committee. The pre-approval requirements do not prohibit the delivery of permissible non-audit services that were not recognized as non-audit services at the time of the engagement so long as (1) all such services are less than 5% of revenues paid to the independent registered public accounting firm for the fiscal year and (2) the services are approved by the Audit Committee prior to completion of the audit.

Fees Billed by PricewaterhouseCoopers LLP

The Audit Committee reviews the fees charged by the Company’s independent registered public accounting firm. During the fiscal years ended December 31, 2006 and December 31, 2005, PricewaterhouseCoopers LLP billed the Company the fees set forth below in connection with services rendered by that firm to the Company.

	2006	2005
Audit Fees	$3,463,000	$3,245,000
Audit-Related Fees	86,000	137,000
Tax Fees	658,000	2,340,000
All Other Fees	5,000	5,000

Total fees	$4,212,000	$5,727,000

Audit Fees. Audit fees include professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements, including its assessment of the Company’s internal control over financial reporting, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client and consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees. Audit-related fees includes reviews of the Company’s employee benefit plans, due diligence related to mergers and acquisitions, audits in connection with acquisitions, and consultation on certain financial accounting and reporting standards. For 2006 and 2005, amounts billed to the Company were primarily related to employee benefit plan audits.

Tax Fees. Tax fees include original and amended tax returns, studies supporting tax return amounts as may be required by Internal Revenue Service regulations, claims for refunds, assistance with tax audits and other work directly affecting or supporting the payment of taxes (“compliance”), and planning, research and advice supporting the Company’s efforts to maximize the tax efficiency of its operations (“planning”). For the fiscal years ended December 31, 2006 and December 31, 2005, payments for compliance totaled $460,000 and $2,139,000, respectively, and payments for planning were $198,000 and $201,000, respectively.

All Other Fees. All other fees consist of a licensing fee for software that provides access to authoritative guidance dealing with financial reporting rules and regulations.

THE AUDIT COMMITTEE

John Sherman, Jr., Chairman
J. Alfred Broaddus, Jr.
R. William Ide III
Seymour S. Preston III

March 2, 2007

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in the Company’s quarterly reports.

The Board of Directors and Audit Committee recommend that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. Under the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

SHAREHOLDER PROPOSALS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2008 annual meeting of shareholders must present such proposal to the Company’s Secretary at the Company’s principal office at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 13, 2007, in order for the proposal to be considered for inclusion in the Company’s proxy statement. The Company anticipates holding the 2008 annual meeting on Wednesday, April 16, 2008.

The Company’s bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election to the Board of Directors by delivering written notice to the Secretary of the Company. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day nor earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting.

The shareholder’s notice must include

•	as to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and such beneficial owner;

•

a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

The Secretary of the Company must receive written notice of a shareholder proposal to be acted upon at the 2008 annual meeting not later than the close of business on January 12, 2008, nor earlier than the close of business on December 13, 2007.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in the Company’s bylaws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in the Company’s proxy statement.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Electronic Access of Proxy Materials and Annual Reports

This proxy statement and the Company’s Annual Report on Form 10-K are available on the Company’s Internet website at http://www.albemarle.com. Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce the Company’s printing and postage costs and the number of paper documents shareholders would otherwise receive. The Company will notify shareholders who consent to accessing these documents over the Internet when such documents will be available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company otherwise at Corporate Secretary, Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested by writing the Company at Investor Relations, Albemarle Corporation, 330 South Fourth Street, Richmond, Virginia 23219 or by telephoning (804) 788-6107.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit the Company, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce the Company’s expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this proxy statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying the Company’s Corporate Secretary as described above. If you revoke your consent, the Company will begin sending you individual copies of future mailings of these documents within 30 days after the Company receives your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting the Company’s investor relations department as described above.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this proxy statement or the Annual Report on Form 10-K by contacting the Company’s investor relations department as described above. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting our investor relations department as described above.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the meeting other than as set forth in this proxy statement. However, if any other matters properly come before the meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

Luther C. Kissam, IV, Secretary

Annex A

Audit Committee Charter

(As of February 7, 2007)

I.	Introduction and Purpose

A.	The Audit Committee is a committee of Albemarle’s Board of Directors. Its primary function is to assist the Board of Directors in its oversight of:

1.	the reliability and integrity of the company’s financial statements;

2.	the effective management of the company’s financial risks;

3.	the company’s compliance with laws and regulations;

4.	the independent auditor’s qualifications and independence; and

5.	the performance of the independent auditor and internal audit function.

B.	The Audit Committee shall prepare a report each year for inclusion in the company’s proxy statement.

II.	Responsibilities

A.	Selection and Retention of Independent Auditor

1.	The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (subject to shareholder ratification at the annual shareholder meeting).

2.	The Audit Committee shall have sole authority to approve all audit and permissible non-audit engagements with the independent auditor, including fees and terms, in accordance with its established policies and procedures.

3.	The independent auditor must report directly to the Audit Committee and shall be accountable to the Board of Directors through the Audit Committee.

B.	The Reliability and Integrity of the Company’s Financial Statements

The Audit Committee shall:

1.	review and discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentation;

2.	review and discuss major issues as to the adequacy of the company’s internal control over financial reporting and any special audit steps adopted regarding remediation of control deficiencies;

3.	review and discuss analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

4.	consider and approve, when appropriate, any significant changes in the company’s accounting and auditing policies;

5.	review and discuss any accounting and financial reporting proposals that may have a significant impact on the company’s financial reports;

6.	review and discuss with management and the independent auditor the company’s annual and quarterly financial statements and drafts of the company’s Annual Report on Form

10-K and Quarterly Reports on Form 10-Q including the company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

7.	conduct discussions as contemplated by the American Institute of Certified Public Accountants (“AICPA”) in Statement on Auditing Standards No. 100;

8.	discuss with the independent auditor and management business, financial or legal issues that may significantly impact the company’s financial statements and internal control over financial reporting;

9.	satisfy itself as regards the integrity and prudence of the company’s internal control systems, including periodic review of policies and/or practices;

10.	review the company’s accounting policies and practices in the light of the requirements of the Financial Accounting Standards Board (“FASB”), the SEC, the Public Company Accounting Oversight Board (“PCAOB”) and the AICPA;

11.	discuss with management the type of information to be disclosed in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, giving attention to any use of “pro forma”, “adjusted” or “non-GAAP financial measures” or information;

12.	discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the company’s financial statements; and

13.	perform or undertake on behalf of the Board any such other tasks or actions as the Board may from time to time authorize.

C.	Effective Management of the Company’s Risks

The Audit Committee shall:

1.	be aware of the current areas of greatest risk to the company and shall discuss policies and guidelines to govern the integrated risk management process by which management is effectively assessing and managing those risks;

2.	satisfy itself that effective systems of accounting and internal control over financial reporting are established and maintained to manage financial risk; and

3.	inform the Board of Directors of any matters that have come to its attention that may significantly impact the financial condition or affairs of the company, and help assess the related risks and planned actions to manage those risks.

D.	The Company’s Compliance with Laws and Regulations

The Audit Committee shall establish procedures for:

1.	the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters; and

2.	the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

The General Counsel and management shall periodically report to the Committee regarding:

1.	any significant changes in the various rules, regulations and laws which relate generally to the company’s business operations and the company’s compliance with such rules, regulations and laws; and

2.	developments in the law relating to the responsibilities and liabilities of Directors.

E.	The Independent Auditor’s Qualifications and Independence

The Audit Committee shall:

1.	obtain and review, at least annually, a report by the independent auditor:

a.	describing the firm’s internal quality control procedures;

b.	identifying any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits by the firm, and any steps taken to deal with any such issues; and

c.	delineating all relationships between the independent auditor and the company, including audit and non-audit assignments and any fees and other compensation paid to the independent auditor;

2.	evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead and concurring partners, taking into consideration the opinions of management and the internal auditors and present its conclusions with respect to such evaluations to the Board of Directors;

3.	assure the regular rotation of the lead and concurring audit partners as required by law, and consider whether there should be regular rotation of the independent auditing firm itself;

4.	consider whether the independent auditor’s performance of permissible non-audit services is compatible with the auditor’s independence; and

5.	set clear hiring policies with respect to any current or former employees of the independent auditor.

F.	The Performance of the Company’s Independent Auditor and Internal Audit Function

The Audit Committee shall:

1.	with respect to each fiscal year:

a.	meet with the independent auditor, the internal auditors and the senior management to review the scope, fees, staffing, timing, and methodology of the proposed audits for such fiscal year; and

b.	discuss with the independent auditor the internal audit department’s responsibilities, budget and staffing, and any recommended changes in the planned scope of the internal audit;

2.	review with the company’s independent auditor any significant difficulties encountered during the course of the audit, including:

a.	any significant disagreements with management;

b.	any restrictions on the scope of work or access to required information;

c.	any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise);

d.	any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the company; and

e.	any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and

3.	receive regular reports from the independent auditor and the internal auditors on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

III.	Composition of the Audit Committee

The Audit Committee shall be composed of at least three directors, each of whom shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment (or, if any new member of the Committee at the time of his or her appointment is not then financially literate, such member shall become so within a reasonable period of time thereafter). In addition, at least one member of the Committee, preferably the Chairman of the Committee, shall have accounting or related financial management expertise, as such qualification is interpreted by the Board of Directors in its business judgment. Furthermore, the composition of the Committee shall satisfy the independence requirements of the SEC and the NYSE, all as determined by the Board of Directors. Director retainer and meeting fees shall be the only compensation that Committee members may receive from the company. No member of the Committee may own directly or indirectly more than twenty percent of the company’s common stock. No member of the Audit Committee may serve on the audit committee of more than three public companies.

IV.	Administration of the Committee

Regular meetings of the Audit Committee shall be held at least four times per year. The Audit Committee shall meet separately, as often as may be deemed necessary or appropriate in its judgment with the company’s management, internal auditors and independent auditor. Special meetings of the Audit Committee may be convened by the Chairman or a majority of the Committee members. The internal auditors or the independent auditor may request a meeting if they consider that one is necessary. The Audit Committee may form subcommittees and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the authority to retain and compensate such advisors without seeking further approval and shall receive appropriate funding, as determined by the Audit Committee, from the company to compensate such advisors and the independent auditor and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities and shall have the authority to retain outside advisors to assist the Committee in the conduct of any investigation.

A.	Board Reporting

The Chairman of the Audit Committee shall report the results of each Audit Committee meeting at the next regular meeting of the Board of Directors, and shall review with the Board of Directors any issues that arise with respect to the items listed in I.A.1 through I.A.5 above.

B.	Other Matters

Each year the Chairman of the Committee shall discuss the Committee’s performance with each Committee member, following which discussions the Chairman shall lead the Committee in a review of its performance. The annual evaluation shall include a review of the Committee’s charter.

The Committee shall cause to be provided to the NYSE appropriate written confirmation of any of the foregoing matters as the NYSE may from time to time require.

Vote 24 hours a day, 7 days a week!

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 10, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 10, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Albemarle Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or Internet, please do not send your proxy by mail.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

Albemarle Corporation (the “Company”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. One you give your consent, it will remain in effect until you notify the Company that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the box located on the attached card below if voting by mail or respond to the prompts if voting by telephone or the Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ALBML1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALBEMARLE CORPORATION

Vote on Directors

1.	Election of Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:
(01)	J. Alfred Broaddus, Jr.	(07)	Mark C. Rohr
(02)	John D. Gottwald	(08)	John Sherman, Jr.
(03)	William M. Gottwald	(09)	Charles E. Stewart	☐	☐	☐
(04)	R. William Ide III	(10)	Harriett Tee Taggart
(05)	Richard L. Morrill	(11)	Anne Marie Whittemore
(06)	Seymour S. Preston III

Vote on Proposal
							For	Against	Abstain
2.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.						☐	☐	☐

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

For address changes and/or comments, please check this box and ☐ write them on the back where indicated.

				Please indicate if you wish to access annual reports and proxy statements electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.				Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Albemarle Corporation

Proxy for Annual Meeting of Shareholders to be held on April 11, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Seymour S. Preston III and William M. Gottwald, or any of them, with full power of substitution in each, proxies to vote all shares of the undersigned in Albemarle Corporation, at the annual meeting of shareholders to be held April 11, 2007, and at any and all adjournments or postponements thereof.

The Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees, FOR Proposal 2, and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any and all adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued on the other side)